Exhibit 10.15

STANDARD INDUSTRIAL LEASE

(Multiple Tenant – Tenant Pays its Percentage Share of Operating Expenses,

Real Property Taxes and Insurance Costs – NO Base Year)

1. BASIC LEASE PROVISIONS.

1.1	DATE:	November 16, 2011

1.2	LANDLORD:	The Realty Associates Fund VIII, L.P.,
a Delaware limited partnership

1.3	TENANT:	LRAD Corporation,
a Delaware corporation

1.4	PREMISES ADDRESS:	Suites A, B and C, 16990 Goldentop Road, San Diego, California

1.5	APPROXIMATE LEASABLE AREA
	OF PREMISES:	31,360
(in square feet)

1.6	USE:	Electronics assembly, warehouse and associated office use

1.7	TERM:	Six (6) years

1.8	ESTIMATED COMMENCEMENT DATE:	June 1, 2012

1.9	MONTHLY BASE RENT:	Commencement Date through
		12th full calendar month:	$23,520.00*;
		13th through 24th month:	$25,088.00;
		25th through 36th month:	$26,656.00;
		37th through 48th month:	$28,224.00;
		49th through 60th month:	$29,792.00; and
		61st through 72nd month:	$31,360.00

* See Exhibit F, Section 1 for abated Base Rent.

1.10	BASE RENT AND ESTIMATED OPERATING
EXPENSES PAID UPON EXECUTION:

	BASE RENT:	$0

	APPLIED TO:	N/A
(insert month(s))

	OPERATING EXPENSES:	$0

	APPLIED TO:	N/A
(insert month(s))

1.11	TENANT’S PERCENTAGE SHARE:	See Section 6.4

1.12	SECURITY DEPOSIT:	$31,360.00

1.13	NUMBER OF PARKING SPACES:	92

1.14	REAL ESTATE BROKER:

	LANDLORD:	Jones Lang LaSalle Americas, Inc.

	TENANT:	Hughes Marino

1.15	EXHIBITS ATTACHED TO LEASE:	Exhibit A – “Premises;” Exhibit B – “Verification Letter;”
Exhibit C – “Rules and Regulations;” Exhibit D – “Form of HazMat
Certificate”; Exhibit E – “Work Letter Agreement”;
Exhibit F – “Addendum to Lease”

1.16	ADDRESSES FOR NOTICES:

	LANDLORD:	The Realty Associates Fund VIII, L.P.
c/o TA Associates Realty 1301 Dove Street, Suite 860 Newport Beach, California 92660 Attention: Asset Manager/Goldentop Road

and

The Realty Associates Fund VIII, L.P.
c/o TA Associates Realty 28 State Street, Tenth Floor Boston, Massachusetts 02109 Attention: Asset Manager/Goldentop Road

	WITH A COPY TO:	Davis Partners, LLC
930 South Andreasen Drive, Suite G
Escondido, CA 92029
Attention: Property Manager/Goldentop Road

	TENANT:	LRAD Corporation
15378 Avenue of Science, Suite 100
San Diego, California 92128
Attention: Tom Brown

2. PREMISES.

2.1 ACCEPTANCE. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, to have and to hold for the term of this Lease, subject to the terms, covenants and conditions of this Lease. The Premises is depicted on Exhibit “A” attached hereto. The Premises depicted on Exhibit “A” is all or a part of a building (the “Building”) and may contain areas outside of the Building to the extent such areas are specifically identified on Exhibit “A” as being a part of the Premises. Tenant accepts the Premises in its condition as of the Commencement Date, subject to all applicable laws, ordinances, regulations, covenants, conditions, restrictions and easements, and except as may be otherwise expressly provided herein, Landlord shall not be obligated to make any repairs or alterations to the Premises. Tenant acknowledges that Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. The number of square feet set forth in Section 1.5 is an approximation, and the Base Rent shall not be changed if the actual number of square feet in the Premises is different than the number of square feet set forth in Section 1.5.

2.2 CONDITION. Landlord represents and warrants to Tenant that on the date Landlord delivers possession of the Premises to Tenant (the “Delivery Date”) the following parts of the Premises shall be in good working order and condition (a) plumbing systems, (b) electrical systems, (c) the roof, (d) all HVAC units, (e) lighting systems and (f) fire sprinklers (collectively, the “Building Systems”). In the event that it is determined that this warranty is untrue, Landlord shall not be in default under the Lease if after Landlord receives written notice of the representation or warranty that is untrue, Landlord promptly takes the actions, at Landlord’s sole expense, necessary to put the applicable Building System in good working order. The foregoing representation and warranty shall apply only to the condition of the Building Systems between the Delivery Date and the date that is one hundred eighty (180) days after the Delivery Date (the “Warranty Period”), and shall not apply to any point in time after the last day of the Warranty Period. Tenant may notify Landlord in writing (the “Warranty Notice”) at any time during the Warranty Period, time being of the essence, of each way, if any, that the forgoing representation and warranty is untrue during the Warranty Period (an “Untrue Warranty”). The Warranty Notice shall state the specific way in which one or more Building System is not in good working order. Landlord shall have no responsibility to repair any Building System unless Tenant notifies Landlord on or before the last day of the Warranty Period in a Warranty Notice of the Untrue Warranty, and if Tenant notifies Landlord that a Building System was not in good working order after the last day of the Warranty Period, Landlord shall have no obligation pursuant to this section to repair the Building System that is not in good working order. Notwithstanding the forgoing, Landlord shall have no obligation pursuant to this section to repair a Building System if the repair is necessitated by the negligence or misuse of Tenant or by alterations made to the Premises by Tenant. Landlord’s obligations under this Section 2.2 are in addition to Landlord’s obligations under Section 12.4.

2.3 COMMON AREAS. Landlord hereby grants to Tenant for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use (including Landlord), the Common Areas (as hereinafter defined) as they exist from time to time, subject to all rights reserved by Landlord hereunder and under the terms of all rules and regulations promulgated by Landlord from time to time with respect thereto. Landlord reserves the right from time to time to (a) make changes in the Common Areas, including, without limitation, changes in location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways; (b) close temporarily any of the Common

Areas for maintenance purposes so long as reasonable access to the Premises remains available; (c) construct additional buildings, parking areas, loading dock facilities and other improvements within the Common Areas; and (d) do and perform such other acts and make such other changes in, to or with respect to the Common Areas as Landlord may deem appropriate. As used herein, the term “Common Areas” means all areas and facilities outside the Premises and within the exterior boundary lines of the land owned by Landlord that are provided and designated by Landlord as such from time to time for general nonexclusive use of Tenant and others, including, if designated by Landlord as Common Areas, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways and landscaped areas. The Premises, the Building, the Common Areas, the land upon which the same are located, along with all other buildings and improvements designated by Landlord, are herein collectively referred to as the “Project.” Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas, including, without limitation, the storage of trucks or other vehicles. Any such storage shall be permitted only by the prior written consent of Landlord, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

3. TERM.

3.1 TERM AND COMMENCEMENT DATE. The term and Commencement Date of this Lease are as specified in Sections 1.7 and 1.8. The Commencement Date set forth in Section 1.8 is an estimated Commencement Date. Subject to the limitations contained in Section 3.3 below, the actual Commencement Date shall be the date possession of the Premises is tendered to Tenant in accordance with Section 3.4 below; provided, however, that the Commencement Date shall not occur prior to the date set forth in Section 1.8. If the actual Commencement Date does not occur on the first day of a calendar month, the term of this Lease shall be extended by the number of days between the actual Commencement Date and the first day of the next calendar month, it being the intention of Landlord and Tenant that the term of the Lease end on the last day of a calendar month. When the actual Commencement Date is established by Landlord, Landlord shall complete the letter attached hereto as Exhibit B and Tenant shall, within five (5) days after Landlord’s request, execute the letter and deliver it to Landlord. Tenant’s failure to execute the letter within said five (5) day period shall be a default hereunder and shall constitute Tenant’s acknowledgment of the truth of the facts contained in the letter delivered by Landlord to Tenant.

3.2 DELAY IN POSSESSION. Notwithstanding the estimated Commencement Date specified in Section 1.8, if for any reason Landlord cannot deliver possession of the Premises to Tenant on said date or any other date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder; provided, however, in such a case, Tenant shall not be obligated to pay rent or perform any other obligation of Tenant under this Lease, except as may be otherwise provided in this Lease, until possession of the Premises is tendered to Tenant, as defined in Section 3.4. If Landlord shall not have tendered possession of the Premises to Tenant within thirty (30) days following the estimated Commencement Date specified in Section 1.8, as the same may be adjusted in accordance with this Section 3.2 or Section 3.3 or in accordance with the terms of any work letter agreement attached to this Lease, Tenant may, at Tenant’s option, by notice in writing to Landlord within ten (10) days after the expiration of the thirty (30) day period, terminate this Lease. If Tenant terminates this Lease as provided in the preceding sentence, the parties shall be discharged from all obligations hereunder, except that Landlord shall return any money previously deposited with Landlord by Tenant; and provided further, that if such written notice by Tenant is not received by Landlord within said ten (10) day period, Tenant shall not have the right to terminate this Lease as provided above unless Landlord fails to tender possession of the Premises to Tenant within sixty (60) days following the estimated Commencement Date specified in Section 1.8, as the same may be adjusted in accordance with this Section 3.2 or Section 3.3 or in accordance with the terms of any work letter agreement attached to this Lease. If Landlord is unable to deliver possession of the Premises to Tenant on the estimated Commencement Date specified in Section 1.8, as the same may be adjusted in accordance with this Section 3.2 or Section 3.3 or in accordance with any work letter agreement attached to this Lease, due to a Force Majeure Event (as defined below), such estimated Commencement Date shall be extended by the period of the delay caused by the Force Majeure Event; provided, however, in no event shall the estimated Commencement Date be extended by more than thirty (30) days due to a Force Majeure Event. A “Force Majeure Event” shall mean fire, earthquake, weather delays or other acts of God, strikes, boycotts, war, riot, insurrection, embargoes, shortages of equipment, labor or materials, delays in issuance of governmental permits or approvals, or any other cause beyond the reasonable control of Landlord.

3.3 DELAYS CAUSED BY TENANT. There shall be no abatement of rent, and the thirty (30) day period and the sixty (60) day period specified in Section 3.2 shall be deemed extended, to the extent of any delays caused by acts or omissions of Tenant, Tenant’s agents, employees and contractors, or for Tenant delays as defined in any work letter agreement attached to this Lease, if any (hereinafter “Tenant Delays”). Tenant shall pay to Landlord an amount equal to one thirtieth (1/30th) of the Base Rent and Tenant’s Percentage Share of Operating Expenses due for the first full calendar month of the Lease term for each day of Tenant Delay. For purposes of the foregoing calculation, the Base Rent payable for the first full calendar month of the term of this Lease shall not be reduced by any abated rent, conditionally waived rent, free rent or similar rental concessions, if any. Landlord and Tenant agree that the foregoing payment constitutes a fair and reasonable estimate of the damages Landlord will incur as the result of a Tenant Delay. Within thirty (30) days after Landlord tenders possession of the Premises to Tenant, Landlord shall notify Tenant of Landlord’s reasonable estimate of the date Landlord could have delivered possession of the Premises to Tenant but for the Tenant Delays. After delivery of said notice, Tenant shall immediately pay to Landlord the amount described above for the period of Tenant Delay.

3.4 TENDER OF POSSESSION. Possession of the Premises shall be deemed tendered to Tenant when Landlord’s architect or agent has determined that (a) the Improvements (as defined in the Work Letter Agreement attached hereto) are substantially completed, and, if necessary, have been approved by the appropriate governmental entity, (b) the Project utilities are ready for use in the Premises, (c) Tenant has reasonable access to the Premises, and (d) Landlord has offered Tenant possession of the Premises in writing. The Improvements shall be deemed “substantially” completed when the Improvements have been completed except for minor items or defects which can be completed or remedied after Tenant occupies the Premises without causing substantial interference with Tenant’s use of the Premises.

3.5 EARLY POSSESSION. If Tenant occupies the Premises prior to the Commencement Date, such occupancy shall be subject to all provisions of this Lease, such occupancy shall not change the termination date, and, except as provided below, Tenant shall pay Base Rent and all other charges provided for in this Lease during the period of such occupancy. Provided that Tenant does not interfere with or delay the completion by Landlord or its agents or contractors of the construction of any tenant improvements, and provided Landlord has possession of the Premises, Tenant shall have the right to enter the Premises up to fourteen (14) days prior to the anticipated Commencement Date for the sole purpose of installing furniture, trade fixtures, equipment, and similar items, and Tenant shall have no obligation to begin paying Base Rent or other charges based solely on its installation of these items. Tenant shall be liable for any damages or delays caused by Tenant’s activities at the Premises. Prior to entering the Premises, Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord. Tenant shall coordinate such entry with Landlord’s manager, and such entry shall be made in compliance with all terms and conditions of this Lease and the Rules and Regulations attached hereto.

4. USE.

4.1 PERMITTED USE. The Premises shall be used only for the purpose described in Section 1.6 and for no other purpose. In no event shall any portion of the Premises be used for retail sales. Tenant shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Premises or any other portion of the Project, including, without limitation, any variance, conditional use permit or rezoning, without first obtaining Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion. Tenant shall not (a) permit any animals or pets to be brought to or kept in the Premises, (b) install any antenna, dish or other device on the roof of the Building or outside of the Premises, (c) make any penetrations into the roof of the Building, (d) place loads upon floors, walls or ceilings in excess of the load such items were designed to carry, (e) place or store, nor permit any other person or entity to place or store, any property, equipment, materials, supplies or other items outside of the Building in which the Premises is located or (f) change the exterior of the Premises or the Building in which the Premises is located. In no event shall Tenant use the Premises for the sale of medical marijuana or any use associated with the sale of medical marijuana. Tenant acknowledges that it has satisfied itself by its own independent investigation that the Premises and the Project are suitable for its intended use and that its use is permitted by applicable laws and regulations, and that neither Landlord nor Landlord’s agents has made any representation or warranty as to the present or future suitability of the Premises, or the Project for the conduct of Tenant’s business.

4.2 COMPLIANCE WITH LAWS. Tenant shall, at Tenant’s sole expense, promptly comply with all applicable laws, ordinances, rules, regulations, orders, certificates of occupancy, conditional use or other permits, variances, covenants, conditions, restrictions, easements, the recommendations of Landlord’s engineers or other consultants, and requirements of any fire insurance underwriters, rating bureaus or government agencies, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the term or any part of the term hereof, relating in any manner to the Premises or the occupation and use by Tenant of the Premises. Tenant shall, at Tenant’s sole expense, comply with all requirements of the Americans With Disabilities Act that relate to the Premises, and all federal, state and local laws and regulations governing occupational safety and health. Tenant acknowledges that it will be responsible for complying with current and future laws and regulations even though such compliance requires Tenant to make substantial repairs or modifications (including structural modifications) to the Premises and even though the application of the law or regulation is unrelated to Tenant’s specific use of the Premises. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance, create a dangerous situation, or would disturb, unreasonably interfere with or endanger Landlord or any other tenants of the Project. Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Landlord shall not be liable for the failure of any other tenant or person to abide by the requirements of this section or to otherwise comply with applicable laws and regulations, and Tenant shall not be excused from the performance of its obligations under this Lease due to such a failure.

4.3 LANDLORD REPRESENTATION. As of the date set forth in Section 1.1, and prior to the installation of any tenant improvements, Landlord represents and warrants to Tenant that to Landlord’s actual knowledge it does not know of any material violations of laws or regulations applicable to the Premises that would materially and adversely affect Tenant’s use of the Premises. For purposes of this section, Landlord’s actual knowledge shall mean the actual knowledge of Jim Harper without duty of investigation. Tenant acknowledges that the improvements comprising the Premises may have been constructed prior to the enactment of certain existing laws and regulations and the fact that such improvements do not now comply with some existing laws and regulations shall not constitute the breach of this warranty or obligate Landlord to modify such improvements.

4.4 OCCUPANT DENSITY. Tenant shall maintain a ratio of not more than one Occupant (as defined below) for each one thousand (1000) square feet of leasable area in the Premises (hereinafter, the “Occupant Density”). If Landlord has a reasonable basis to believe that Tenant is exceeding the Occupant Density, upon request by Landlord, Tenant shall maintain on a daily basis an accurate record of the number of employees, visitors, contractors and other people that visit the Premises (collectively “Occupants”). Landlord shall have the right to audit Tenant’s Occupant record and, at Landlord’s option, Landlord shall have the right to periodically visit the Premises without advance notice to Tenant in order to track the number of Occupants working at the Premises. For purposes of this section, “Occupants” shall not include people not employed by Tenant that deliver or pick up mail or other packages at the Premises, employees of Landlord or employees of Landlord’s agents or contractors. Tenant’s failure to comply with the requirements of this section shall constitute a default under Section 17.1 and Landlord shall have the right, in addition to any other remedies it may have at law or equity, to specifically enforce Tenant’s obligations under this section. Nothing contained in this section shall be interpreted to entitle Tenant to use more parking spaces than the number permitted by Section 1.13.

5. BASE RENT. Tenant shall pay Base Rent in the amount set forth on the first page of this Lease. The first month’s Base Rent and the Security Deposit shall be due and payable on the date this Lease is executed by Tenant, and Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month succeeding the Commencement Date. Payments of Base Rent for any fractional calendar month shall be prorated. All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant shall have no right at any time to abate, reduce, or set off any rent due hereunder except where expressly provided in this Lease.

6. OPERATING EXPENSE PAYMENTS.

6.1 OPERATING EXPENSES. Tenant shall pay Tenant’s Percentage Share (as defined below) of the Operating Expenses for the Project. For the purposes of this Lease, the term “Operating Expenses” shall mean all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Project (including the associated Common Areas), including, but not limited to, the following:

(a) wages and salaries (including management fees) of all employees, agents, consultants and other individuals or entities engaged in the operation, repair, replacement, maintenance, and security of the Project, including taxes, insurance and benefits relating thereto;

(b) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project;

(c) annual cost of all Capital Improvements (as defined below) made to the Project which although capital in nature can reasonably be expected to reduce the normal operating costs of the Project, as well as all Capital Improvements made in order to comply with any law now or hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes) together with an interest factor on the unamortized cost of such item equal to the lesser of six percent (6%) per annum or the maximum rate of interest permitted by applicable law;

(d) cost of all utilities paid by Landlord and the cost of all sewer and sprinkler services paid by Landlord;

(e) cost of any insurance or insurance related expense applicable to the Project and Landlord’s personal property used in connection therewith, including, but not limited to, the insurance costs described in Section 10.2;

(f) cost of repairs, replacements and general maintenance of the Project (including all truck court areas, paving and parking areas, Common Area lighting facilities, fences, gates, water lines, sewer lines, rail spur areas and any other item Landlord is obligated to repair or maintain), other than costs necessary to assure the structural soundness of the roof, foundation and exterior walls of the Project which are payable solely by Landlord under Section 11;

(g) cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement or security of the Project (including, without limitation, alarm service, exterior painting, trash collection, snow, ice, debris and waste removal and landscape maintenance);

(h) the cost of all accounting fees, management fees, legal fees and consulting fees attributable to the operation, ownership, management, maintenance or repair of the Project; provided, however, that in no event shall the property management fee exceed an amount equal to three percent (3%) of the Base Rent and Operating Expenses applicable to the Project;

(i) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant or other agreement relating to the sharing of costs among property owners;

(j) intentionally deleted;

(k) the cost of all business licenses, permits or similar fees relating to the operation, ownership, repair or maintenance of the Project;

(l) the cost of all Real Property Taxes; and

(m) the cost of any other item the cost of which is stated in this Lease to be an Operating Expense.

For purposes of this Lease, a “Capital Improvement” shall be an improvement to the Project that Landlord is obligated or permitted to make pursuant to this Lease, the cost of which is not fully deductible in the year incurred in accordance with generally accepted accounting principles; provided, however, that, at Landlord’s option, the following items shall be treated as expenses and not Capital Improvements, and the entire cost of these items may be included in Operating Expenses in the year incurred: (i) the cost of painting all or part of the Project, (ii) the cost of resurfacing and restriping roadways and parking areas, (iii) the cost of any items Tenant is obligated to pay for pursuant to Section 12 that Landlord elects, in its sole discretion, to include in Operating Expenses and (iv) the cost of Capital Improvements incurred in any calendar year to the extent the cost of the Capital Improvements are less than $25,000. References to facilities, services, utilities or other items in this section shall not impose an obligation on Landlord to have said facilities or to provide said services unless such facilities and services already exist at the Project.

6.2 OPERATING EXPENSE EXCLUSIONS. Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term “Operating Expenses” shall not include the following: (i) costs (including permit, license and inspection fees) incurred for tenant improvements for other tenants within the Project; (ii) legal and auditing fees (other than those fees reasonably incurred in connection with the maintenance and operation of all or any portion of the Project), leasing commissions, advertising expenses and similar costs incurred in connection with the leasing of the Project; (iii) depreciation of the Building or any other improvements situated within the Project; (iv) any items for which Landlord is actually reimbursed by insurance or by direct reimbursement by any other tenant of the Project; (v) costs of repairs or other work necessitated by fire, windstorm or other casualty (excluding any deductibles) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes; provided, such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 11 and 12, below; (vi) other than any interest charges for Capital Improvements referred to in Section 6.1(c) hereinabove, any interest or payments on any financing for the Building or the Project and interest and penalties incurred as a result of Landlord’s late payment of any invoice; (vii) costs associated with the investigation and/or remediation of Hazardous Materials (hereafter defined) present in, on or about any portion of the Project, unless such costs and expenses are the responsibility of Tenant as provided in Section 27 hereof, in which event such costs and expenses shall be paid solely by Tenant in accordance with the provisions of Section 27 hereof; (viii) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the same exceeds the costs of such by unaffiliated third parties on a competitive basis; (ix) any payments under a ground lease or master lease; and (x) except as provided above, the cost of Capital Improvements.

6.3 PAYMENT. Tenant’s Percentage Share of Operating Expenses shall be payable by Tenant within ten (10) days after a reasonably detailed statement of actual expenses is presented to Tenant by Landlord. At Landlord’s option, however, Landlord may, from time to time, estimate what Tenant’s Percentage Share of Operating Expenses will be, and the same shall be payable by Tenant monthly during each calendar year of the Lease term, on the same day as the Base Rent is due hereunder. In the event that Tenant pays Landlord’s estimate of Tenant’s Percentage Share of Operating Expenses, Landlord shall use its commercially reasonable efforts to deliver to Tenant within one hundred eighty (180) days after the expiration of each calendar year a reasonably detailed statement (the “Statement”) showing Tenant’s Percentage Share of the actual Operating Expenses incurred during such year. Landlord’s failure to deliver the Statement to Tenant within said period shall not constitute Landlord’s waiver of its right to collect said amounts or otherwise prejudice Landlord’s rights hereunder. If Tenant’s payments under this section during said calendar year exceed Tenant’s Percentage Share as indicated on the Statement, Tenant shall be entitled to credit the amount of such overpayment against Tenant’s Percentage Share of Operating Expenses next falling due. If Tenant’s payments under this section during said calendar year were less than Tenant’s Percentage Share as indicated on the Statement, Tenant shall pay to Landlord the amount of the deficiency within thirty (30) days after delivery by Landlord to Tenant of the Statement. Landlord and Tenant shall forthwith adjust between them by cash payment any balance determined to exist with respect to that portion of the last calendar year for which Tenant is responsible for Operating Expenses, notwithstanding that the Lease term may have terminated before the end of such calendar year; and this provision shall survive the expiration or earlier termination of the Lease.

6.4 TENANT’S PERCENTAGE SHARE. “Tenant’s Percentage Share” as used in this Lease shall mean the percentage of the cost of Operating Expenses for which Tenant is obligated to reimburse Landlord pursuant to this Lease. Notwithstanding anything to the contrary contained in Section 1.11, Landlord shall have the right to determine Tenant’s Percentage Share of the cost of Operating Expenses using any one of the following methods or any combination of the following methods, and Tenant hereby agrees that the following methods of allocation are reasonable: (a) by multiplying the cost of all Operating Expenses by a fraction, the numerator of which is the number of square feet of leasable space in the Premises and the denominator of which is the number of square feet of leasable space in all buildings in the Project; or (b) with respect to an Operating Expense attributable solely to the Building in which the Premises is located, requiring Tenant to pay that portion of the cost of the Operating Expense that is obtained by multiplying such cost by a fraction, the numerator of which is the number of square feet of leasable space in the Premises and the denominator of which is the number of square feet of leasable space in the Building in which the Premises is located.

6.5 AUDITS. If Tenant disputes the amount set forth in the Statement, Tenant shall have the right, at Tenant’s sole expense, not later than sixty (60) days following receipt of such Statement, to cause Landlord’s books and records with respect to the calendar year which is the subject of the Statement to be audited by a certified public accountant mutually acceptable to Landlord and Tenant. The audit shall take place at the offices of Landlord where its books and records are located at a mutually convenient time during Landlord’s regular business hours. Tenant’s Percentage Share of Operating Expenses shall be appropriately adjusted based upon the results of such audit, and the results of such audit shall be final and binding upon Landlord and Tenant. Tenant shall have no right to conduct an audit or to give Landlord notice that it desires to conduct an audit at any time Tenant is in default under the Lease. The accountant conducting the audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises. Tenant’s right to undertake an audit with respect to any calendar year shall expire sixty (60) days after Tenant’s receipt of the Statement for such calendar year, and such Statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of such sixty (60) day period, unless prior thereto Tenant shall have given Landlord written notice of its intention to audit Operating Expenses for the calendar year which is the subject of the Statement. If Tenant gives Landlord notice of its intention to audit Operating Expenses, it must commence such audit within sixty (60) days after such notice is delivered to Landlord, and the audit must be completed within one hundred twenty (120) days after such notice is delivered to Landlord. If Tenant does not commence and complete the audit within such periods, the Statement which Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. Tenant agrees that the results of any Operating Expense audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity.

7. SECURITY DEPOSIT. Tenant shall deliver to Landlord at the time it executes this Lease the security deposit set forth in Section 1.12 as security for Tenant’s faithful performance of Tenant’s obligations hereunder. If Tenant fails to pay Base Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use all or any portion of said deposit for the payment of any Base Rent or other charge due hereunder, to pay any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to its full amount. Landlord shall not be required to keep said security deposit separate from its general accounts. If Tenant performs all of Tenant’s obligations hereunder, said deposit, or so much thereof as has not heretofore been applied by Landlord, shall be returned, without payment of interest or other amount for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days after the expiration of the term hereof, and after Tenant has vacated the Premises. No trust relationship is created herein between Landlord and Tenant with respect to said security deposit. Tenant acknowledges that the security deposit is not an advance payment of any kind or a measure of Landlord’s damages in the event of Tenant’s default. Tenant hereby waives the provisions of any law which is inconsistent with this section including, but not limited to, Section 1950.7 of the California Civil Code.

8. UTILITIES.

8.1 PAYMENT. Tenant shall pay for all electricity, telephone, refuse and trash collection and other utilities and services used on the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto. Tenant shall contract directly with the applicable public utility for such services. Tenant shall pay its share of all charges for jointly metered water based upon consumption, as reasonably determined by Landlord or, at Landlord’s option, Landlord may include the cost of water in Operating Expenses. Tenant agrees to limit use of water and sewer for normal restroom and break room use, and nothing herein contained shall impose upon Landlord any duty to provide sewer or water usage for other than normal restroom and break room usage. Tenant shall contract directly with an independent contractor reasonably acceptable to Landlord for refuse and trash collection, and Landlord shall have the right to designate the location of Tenant’s dumpster.

8.2 INTERRUPTIONS. Tenant agrees that Landlord shall not be liable to Tenant for its failure to furnish water, gas, electricity, telephone, sewer, refuse and trash collection or any other utility services or building services when such failure is occasioned, in whole or in part, by repairs, replacements or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, telephone service or other utility at the Project, by any accident, casualty or event arising from any cause whatsoever, including the negligence of Landlord, its employees, agents and contractors, by act, negligence or default of Tenant or any other person or entity, or by any other cause, and such failures shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from the obligation of paying rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for loss of property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any such services or utilities. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease.

8.3 ABATEMENT OF RENT. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for three (3) consecutive business days or five (5) days in any twelve (12) month period (the “Eligibility Period”) as a result of any repair, maintenance or alteration performed by Landlord to the Premises after the Commencement Date and required by the Lease, which substantially interferes with Tenant’s use of the Premises, or any failure to provide services or access to the Premises due to Landlord’s default, then Tenant’s rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. However, in the event that Tenant is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the rent for the entire Premises shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Premises during such period, the rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date such business operations commence.

8.4. ALTERNATIVE UTILITY PROVIDERS. If permitted by applicable laws, Landlord shall have the right at any time and from time to time during the term of this Lease to either contract for service from a different company or companies (each such company referred to as an “Alternate Service Provider”) other than the company or companies presently providing electrical service for the Project (the “Electric Service Provider”) or continue to contract for service from the Electric Service Provider, at Landlord’s sole discretion. Tenant agrees to cooperate with Landlord, the Electric Service Provider, and an Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Electric Service Provider, and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring and any other machinery within the Premises.

9. REAL AND PERSONAL PROPERTY TAXES.

9.1 PAYMENT OF TAXES. Tenant shall pay Real Property Taxes as part of Operating Expenses.

9.2 DEFINITION OF REAL PROPERTY TAX. As used herein, the term “Real Property Taxes” shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, improvement bond or bonds imposed on the Project or any portion thereof by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Project or in any portion thereof. Real Property Taxes shall not include income, inheritance and gift taxes.

9.3 PERSONAL PROPERTY TAXES. Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or related to Tenant’s use of the Premises. If any of Tenant’s personal property shall be assessed with Landlord’s real or personal property, Tenant shall pay to Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant’s property.

9.4 REASSESSMENTS. From time to time Landlord may challenge the assessed value of the Project as determined by applicable taxing authorities and/or Landlord may attempt to cause the Real Property Taxes to be reduced on other grounds. If Landlord is successful in causing the Real Property Taxes to be reduced or in obtaining a refund, rebate, credit or similar benefit (hereinafter collectively referred to as a “Reduction”), Landlord shall, to the extent practicable, credit the Reduction(s) to Real Property Taxes for the calendar year to which a Reduction applies and recalculate the Real Property Taxes owed by Tenant for that year based on the reduced Real Property Taxes. All costs incurred by Landlord in connection with obtaining and/or processing the Real Property Tax reductions (e.g., consulting fees, accounting fees etc.) may be included in Operating Expenses or deducted from the Reduction. Landlord shall have the right to compensate a person or entity it employs to obtain a Reduction by giving such person or entity a percentage of any Reduction obtained.

10. INSURANCE.

10.1 INSURANCE-TENANT.

(a) Tenant shall obtain and keep in force during the term of this Lease a commercial general liability policy of insurance with coverages acceptable to Landlord, in Landlord’s reasonable discretion, which, by way of example and not limitation, protects Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing coverage in an amount not less than $2,000,000 per occurrence and not less than $3,000,000 in the aggregate with an “Additional Insured-Managers and Landlords of Premises Endorsement” and contain the “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.

(b) Tenant shall obtain and keep in force during the term of this Lease “Causes of Loss – Special Form” extended coverage property insurance (previously known as “all risk” property insurance) with coverages acceptable to Landlord, in Landlord’s reasonable discretion. Said insurance shall be written on a one hundred percent (100%) replacement cost basis on Tenant’s personal property, all tenant improvements installed at the Premises by Landlord or Tenant, Tenant’s trade fixtures and other property. By way of example, and not limitation, such policies shall provide protection against any peril included within the classification “fire and extended coverage,” against vandalism and malicious mischief, theft and sprinkler leakage. To the extent that Tenant’s policy covers tenant improvements to the Premises, Landlord shall be a loss payee on such policy.

(c) Intentionally deleted.

(d) Tenant shall, at all times during the term hereof, maintain the following insurance with coverages reasonably acceptable to Landlord: (i) workers’ compensation insurance as required by applicable law, (ii) employers liability insurance with limits of at least $1,000,000 per occurrence, (iii) automobile liability insurance for owned, non-owned and hired vehicles with limits of at least $1,000,000 per occurrence and (iv) business interruption and extra expense insurance.

10.2 INSURANCE-LANDLORD.

(a) Landlord shall obtain and keep in force a policy of general liability insurance with coverage against such risks and in such amounts as Landlord deems advisable insuring Landlord against liability arising out of the ownership, operation and management of the Project.

(b) Landlord shall also obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage to the Project in the amount of the replacement cost thereof (excluding foundations and similar items), as determined by Landlord from time to time. The terms and conditions of said policies, their deductibles and the perils and risks covered thereby shall be determined by Landlord, from time to time, in Landlord’s sole discretion. In addition, at Landlord’s option, Landlord shall obtain and keep in force, during the term of this Lease, a policy of rental interruption insurance, with loss payable to Landlord, which insurance shall, at Landlord’s option, also cover all Operating Expenses. Tenant will not be named as an additional insured in any insurance policies carried by Landlord and shall have no right to any proceeds therefrom. The policies purchased by Landlord shall contain such deductibles as Landlord may determine. Tenant shall pay at Tenant’s sole expense any increase in the property insurance premiums for the Project over what was payable immediately prior to the increase to the extent the increase is specified by Landlord’s insurance carrier as being caused by the nature of Tenant’s occupancy or any act or omission of Tenant.

10.3 INSURANCE POLICIES. Tenant shall deliver to Landlord certificates of the insurance policies required under Section 10.1 concurrently with Tenant’s execution of this Lease using an ACORD 28 form or a similar form approved by Landlord. Tenant’s insurance policies shall not be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to Landlord. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with renewals thereof. Tenant’s insurance policies shall be issued by insurance companies authorized to do business in the state in which the Project is located, and said companies shall maintain during the policy term a “General Policyholder’s Rating” of at least A and a financial rating of at least “Class X” (or such other rating as may be required by any lender having a lien on the Project) as set forth in the most recent edition of “Best Insurance Reports.” All insurance obtained by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. Landlord, Landlord’s property manager and lender(s) shall be included as additional insureds under Tenant’s commercial general liability policy and under the Tenant’s excess or umbrella policy, if any, using ISO additional insured endorsement CG 20 11 or a substitute providing equivalent coverage. Tenant’s insurance policies shall not include deductibles in excess of $5,000.

10.4 WAIVER OF SUBROGATION. Landlord waives any and all rights of recovery against Tenant and Tenant’s employees and agents for or arising out of damage to, or destruction of, the Project to the extent that Landlord’s insurance policies then in force insure against such damage or destruction (or to the extent of what would have been covered had Landlord maintained the insurance required to be carried under this Lease) and permit such waiver. Tenant waives any and all rights of recovery against Landlord and Landlord’s employees and agents for or arising out of damage to, or destruction of, the Project to the extent that Tenant’s insurance policies then in force insure against such damage or destruction (or to the extent of what would have been covered had Tenant maintained the insurance required to be carried under this Lease) and permit such waiver. Tenant shall cause the insurance policies it obtains in accordance with Section 10.1 relating to property damage to provide that the insurance company waives all right of recovery by subrogation against Landlord in connection with any liability or damage covered by Tenant’s insurance policies. Landlord shall cause the insurance policies it obtains in accordance with Section 10.2 relating to property damage to provide that the insurance company waives all right of recovery by subrogation against Tenant in connection with any damage covered by such property insurance policies.

10.5 COVERAGE. Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure Tenant’s property or Tenant’s obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit Tenant’s obligations or liability under any indemnity provision included in this Lease or under any other provision of this Lease.

11. LANDLORD’S REPAIRS. Landlord shall maintain, at Landlord’s expense, only the structural elements of the roof of the Building (excluding the roof membrane), the structural soundness of the foundation of the Building and the structural elements of the exterior walls of the Building. Tenant shall reimburse Landlord for the cost of any maintenance, repair or replacement of the foregoing necessitated by Tenant’s misuse, negligence, alterations to the Premises or any breach of its obligations under this Lease. By way of example, and not limitation, the term “exterior walls” as used in this section shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries. Tenant shall immediately give Landlord written notice of any repair required by Landlord pursuant to this section, after which Landlord shall have a reasonable time in which to complete the repair. Nothing contained in this section shall be construed to obligate Landlord to seal or otherwise maintain the surface of any foundation, floor or slab. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair. Notwithstanding anything to the contrary contained in the Lease, if Tenant provides written notice to Landlord that an event or circumstance has occurred which requires Landlord to complete a repair at the Premises, and Landlord fails to begin taking the actions necessary to complete such repair within thirty (30) days after the receipt of such notice and to thereafter diligently proceed to complete such repair, then, Tenant shall have the right to give to Landlord a second written notice (the “Second Notice”). The Second Notice shall (a) describe the repair Landlord is obligated to complete and (b) state that Landlord’s failure to begin taking the actions necessary to complete such repair within ten (10) days after Landlord’s receipt of the Second Notice shall entitle Tenant to make the repair pursuant to this section of the Lease. If Landlord does not begin taking the actions necessary to complete such repair within ten (10) days after the receipt of the Second Notice, subject to the terms and conditions set forth below, Tenant may proceed to make the repair, and if such repair was required under the terms of the Lease to be made by Landlord, then Tenant shall be entitled to reimbursement by Landlord of Tenant’s reasonable costs and expenses in making such repair. If Landlord was obligated to perform such repair, Landlord shall reimburse Tenant for the reasonable cost of the repair within thirty (30) days after receiving reasonable evidence of the repair made, its cost and mechanics lien releases from all contractors making the repair. If Tenant makes a repair, and such repair will affect the Building’s life/safety system, HVAC system, electrical system, plumbing system, or the structural integrity of the Building, Tenant shall utilize the services of the contractors used by Landlord to provide such services or, if Tenant is unable to determine which contractors Landlord uses to provide such services after diligent inquiry, a qualified, experienced and solvent contractor that regularly performs similar work in similar buildings in the area in which the Building is located. Nothing contained herein shall be deemed to give Tenant the right to take any action or to make any repair in any Common Area or the right to modify the structure, layout or design of the Building. In addition, Tenant shall not have the right to make any repair pursuant to this section, unless such repair is necessary to remedy a problem which substantially and adversely effects Tenant’s use of the Premises. All repairs made by Tenant shall be made in accordance with all applicable laws, and Landlord shall not be responsible for any defective work performed by Tenant or contractors hired by Tenant. Tenant shall pay all costs incurred with respect to any actions or repairs made by Tenant and shall pay all claims for labor and materials furnished to Tenant as and when due.

12. TENANT’S REPAIRS.

12.1 OBLIGATIONS OF TENANT. Subject to Section 12.2 and 12.4 below, Tenant shall, at its sole cost and expense, keep and maintain all parts of the Premises (except those listed as Landlord’s responsibility in Section 11 above) in good and sanitary condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass and plate glass, doors, skylights, roof membranes, any special store front or office entry, walls and finish work, floors and floor coverings, heating and air conditioning systems, dock boards, bumpers, plates, seals, levelers and lights, plumbing work and fixtures (including periodic backflow testing), electrical systems, lighting facilities and bulbs, sprinkler systems, alarm systems, fire detection systems, termite and pest extermination, sidewalks, landscaped areas, fencing, tenant signage and regular removal of trash and debris. Tenant shall notify Landlord in writing prior to making any repair or performing any maintenance pursuant to this section, and Landlord shall have the right to designate the contractor Tenant shall use to make any repair or to perform any maintenance on the roof, heating, ventilation and air conditioning systems (“HVAC”), plumbing systems, electrical systems, sprinkler systems, fire alarm systems or fire detection systems located at the Premises. Tenant shall not paint or otherwise change the exterior appearance of the Premises without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion. The cost of maintenance and repair of any common party wall (any wall, divider, partition or any other structure separating the Premises from any adjacent premises occupied by other tenants) shall be shared equally by Tenant and the tenant occupying the adjacent premises; provided, however, if Tenant damages a party wall the entire cost of the repair shall be paid by Tenant, at Tenant’s sole expense. Tenant shall not damage any party wall or disturb the integrity and support provided by any party wall. If Tenant fails to keep the Premises in good condition and repair, Landlord may, but shall not be obligated to, make any necessary repairs. If Landlord makes such repairs, Landlord may bill Tenant for the cost of the repairs as additional rent, and said additional rent shall be payable by Tenant within ten (10) days after demand by Landlord.

12.2 PERFORMANCE OF WORK BY LANDLORD. Notwithstanding Tenant’s obligation to keep the roof membranes, HVAC units, sprinkler systems, fire alarm systems, fire detection systems and exterior walls of the Premises in good condition and repair, Landlord shall employ contractors to perform all repairs, maintenance and replacements of the roof membranes, HVAC units, sprinkler systems, fire alarm systems, fire detection systems and exterior walls of the Premises. The items described in the previous sentence that Landlord will cause to be repaired, maintained and replaced are hereinafter referred to as the “Landlord Maintenance Items.” Tenant shall reimburse Landlord as additional rent for all costs Landlord incurs in performing the Landlord Maintenance Items within ten (10) days after written demand by Landlord. Landlord shall determine in its sole discretion the scope and timing of the performance of such Landlord Maintenance Items, and Tenant shall not perform such Landlord Maintenance Items. Landlord’s maintenance of the exterior walls of the Premises shall include the right, but not the obligation, of Landlord to paint from time to time all or some of the exterior walls, canopies, doors, windows, gutters, handrails and other exterior parts of the Premises with colors selected by Landlord, and Tenant shall reimburse Landlord as provided above for all costs incurred by Landlord in painting such items. If the Premises contains landscaped areas (“Landscaped Areas”), Landlord shall maintain the Landscaped Areas, and Tenant shall reimburse Landlord for all costs incurred by Landlord in maintaining the Landscaped Areas within ten (10) days after written demand by Landlord; provided, however, Landlord shall have the right to estimate the monthly cost of maintaining the Landscaped Areas, and Tenant shall pay such amount to Landlord as additional rent each month at the same time Tenant pays Base Rent. Tenant shall immediately give Landlord written notice of any repair or maintenance required by Landlord pursuant to this section, after which Landlord shall have a reasonable time in which to complete such repair or maintenance. Landlord shall have the right, but not the obligation, to include the cost of Landlord Maintenance Items and the cost of the maintenance of Landscaped Areas in Operating Expenses, and Tenant shall then pay Tenant’s Percentage Share of such costs as determined by Landlord. Landlord shall have the right at any time, and from time to time, to elect upon written notice to Tenant to have Tenant perform some or all of the Landlord Maintenance Items and/or the maintenance of the Landscaped Areas, in which event Tenant shall employ contractors designated by Landlord to perform such work and shall pay for all such work at Tenant’s sole cost and expense, all in accordance with the requirements of Section 12.1.

12.3 MAINTENANCE CONTRACTS. Landlord shall enter into regularly scheduled preventative maintenance/service contracts for some or all of the following: the HVAC units servicing the Premises, the sprinkler, fire alarm and fire detection systems servicing the Premises, backflow testing for the plumbing servicing the Premises and for the roof membrane of the Premises (the “Maintenance Contracts”). The Maintenance Contracts shall include maintenance services satisfactory to Landlord, in Landlord’s sole discretion. Tenant shall reimburse Landlord for the cost of the Maintenance Contracts within ten (10) days after written demand by Landlord; provided, however, Landlord shall have the right to estimate the monthly cost of the Maintenance Contracts, and Tenant shall pay such amount to Landlord as additional rent each month at the same time Tenant pays Base Rent. Landlord shall have the right, but not the obligation, to include the cost of Maintenance Contracts in Operating Expenses, and Tenant shall then pay Tenant’s Percentage Share of such costs as determined by Landlord. Landlord shall have the right at any time, and from time to time, to elect upon written notice to Tenant to have Tenant purchase some or all of the Maintenance Contracts, in which event Tenant shall purchase such contracts from persons designated or approved by Landlord and shall pay for such Maintenance Contracts at Tenant’s sole cost and expense.

12.4 REPAIR AND REPLACEMENT OF HVAC UNITS.

(a) EXISTING HVAC UNITS. The HVAC units servicing the Premises as of the date this Lease is executed by Landlord and Tenant are hereinafter referred to as the “Existing HVAC Units”.

(b) REPAIR OF EXISTING HVAC UNITS. Notwithstanding anything to the contrary contained in Sections 12.1 and 12.2, to the extent that any single cost of repairing an Existing HVAC Unit exceeds $300.00, Landlord shall pay the cost of the repair at Landlord’s sole cost and expense. Any single repair cost that is less than $300.00 shall be paid by Tenant as provided in Sections 12.1 and 12.2. Notwithstanding the forgoing, any repairs necessitated by Tenant’s negligence or misuse shall be paid entirely by Tenant. Section 12.3 shall apply to the maintenance of the Existing HVAC Units.

(c) REPLACEMENT OF EXISTING HVAC UNITS. Notwithstanding anything to the contrary contained in Sections 12.1 and 12.2, if it is necessary to replace any Existing HVAC Unit, and such replacement is not due to Tenant’s negligence or misuse, Landlord shall replace the Existing HVAC Unit at Landlord’s sole cost and expense, and Tenant shall have no obligation pursuant to Sections 12.1 and 12.2 to reimburse Landlord for any portion of the replacement cost.

(d) NEW HVAC UNITS. If an Existing HVAC Unit is replaced by Landlord with a new HVAC unit (hereinafter a “New HVAC Unit”), the cost of maintaining, repairing and if necessary replacing the New HVAC Unit shall be paid by Tenant at Tenant’s sole cost and expense as provided in Section 12.1, 12.2 and 12.3.

13. ALTERATIONS AND SURRENDER.

13.1 CONSENT OF LANDLORD. Tenant shall have the right, subject to Landlord’s reasonable requirements relating to construction at the Project, upon ten (10) days prior written notice to Landlord, to make alterations (“Permitted Alterations”) to the inside of the Premises (e.g., paint and carpet, communication systems, telephone and computer system wiring) that do not (i) involve the expenditure of more than $5,000, (ii) affect the exterior appearance of the Building or the roof, (iii) affect the Building’s electrical, plumbing, HVAC, life, fire safety or similar Building systems or the structural elements of the Building, (iv) affect the Common Areas or parking areas or (v) materially adversely affect any other tenant of the Project. Except with respect to Permitted Alterations, Tenant shall not, without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion, make any alterations, improvements, additions, utility installations or repairs (hereinafter collectively referred to as “Non-Permitted Alterations”) in, on or about the Premises or the Project. References in this Lease to “Alterations” shall mean both Permitted Alterations and Non-Permitted Alterations. At the expiration of the term, Landlord may require the removal of any Alterations installed by Tenant and the restoration of the Premises and the Project to their prior condition, at Tenant’s expense. If, as a result of any Alteration made by Tenant, Landlord is obligated to comply with the Americans With Disabilities Act or any other law or regulation, and such compliance requires Landlord to make any improvement or Alteration to any portion of the Project, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any Alteration by Tenant the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation. Should Landlord permit Tenant to make its own Alterations, Tenant shall use only such architect and contractor as has been expressly approved by Landlord, and Landlord may require Tenant to provide to Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alterations, to insure Landlord against any liability for mechanic’s and materialmen’s liens and to insure completion of the work. In addition, Tenant shall pay to Landlord a fee equal to three percent (3%) of the cost of the Alterations to compensate Landlord for the overhead and other costs it incurs in reviewing the plans for the Alterations and in monitoring the construction of the Alterations (the “Landlord Fee”). If Landlord incurs architectural, engineering or other consultants fees in evaluating such Alterations, Tenant shall reimburse Landlord for these fees in addition to the Landlord Fee. If Tenant proposes Alterations to Landlord but subsequently elects not to construct the Alterations, and Landlord has incurred costs in reviewing Tenant’s proposed Alterations (e.g., architect’s, engineer’s or property management fees), Tenant shall reimburse Landlord for the costs incurred by Landlord within ten (10) days after written demand. Should Tenant make any Alterations without the prior approval of Landlord, or use a contractor not expressly approved by Landlord, Landlord may, at any time during the term of this Lease, require that Tenant remove all or part of the Alterations and return the Premises to the condition it was in prior to the making of the Alterations. In the event Tenant makes any Alterations, Tenant agrees to obtain or cause its contractor to obtain, prior to the commencement of any work, “builders all risk” insurance in an amount approved by Landlord, workers compensation insurance and any other insurance requested by Landlord, in Landlord’s sole discretion.

13.2 PERMITS. Any Alterations in or about the Premises that Tenant shall desire to make which require a building permit shall be presented to Landlord in written form, with plans and specifications which are sufficiently detailed to obtain a building permit. If Landlord consents to an Alteration, the consent shall be deemed conditioned upon Tenant acquiring any required building permit from the applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. Tenant shall provide Landlord with as-built plans and specifications for any Alterations made to the Premises.

13.3 MECHANICS LIENS. Tenant shall pay, when due, or timely contest, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or the Project, or any interest therein. If Tenant shall, in good faith, contest the validity of any such lien, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to not less than one and one-half times the amount of such contested lien claim indemnifying Landlord against liability arising out of such lien or claim. Such bond shall be sufficient in form and amount to free the Project from the effect of such lien. In addition, Landlord may require Tenant to pay Landlord’s reasonable attorneys’ fees and costs incurred as a result of any such lien.

13.4 NOTICE. Tenant shall give Landlord not less than ten (10) days’ advance written notice prior to the commencement of any work in the Premises by Tenant, and Landlord shall have the right to post notices of non-responsibility in or on the Premises or the Project.

13.5 SURRENDER. Subject to Landlord’s right to require removal or to elect ownership as hereinafter provided, all Alterations made by Tenant to the Premises shall be the property of Tenant, but shall be considered to be a part of the Premises. Unless Landlord gives Tenant written notice of its election not to become the owner of the Alterations at the end of the term of this Lease, the Alterations shall become the property of Landlord at the end of the term of this Lease. Landlord may require, on notice to Tenant, that some or all Alterations be removed prior to the end of the term of this Lease and that any damages caused by such removal be repaired at Tenant’s sole expense. On the last day of the term hereof, or on any sooner termination, Tenant shall surrender the Premises (including, but not limited to, all doors, windows, floors and floor coverings, skylights, heating and air conditioning systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures, electrical systems, lighting facilities, sprinkler systems, fire detection systems and nonstructural elements of the exterior walls, foundation and roof (collectively the “Elements of the Premises”)) to Landlord in the same condition as received, ordinary wear and tear and casualty damage excepted, clean and free of debris and Tenant’s personal property, trade fixtures and equipment. Tenant’s personal property shall include all computer wiring and cabling installed by Tenant. Provided, however, if Landlord has not elected to have Tenant remove the Alterations, Tenant shall leave the Alterations at the Premises in good condition and repair, ordinary wear and tear excepted. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant’s trade fixtures, furnishings and equipment. Damage to or deterioration of any Element of the Premises or any other item Tenant is required to repair or maintain at the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices. If the Premises are not surrendered at the expiration of the term or earlier termination of this Lease in accordance with the provisions of this section, at Landlord’s option, Tenant shall continue to be responsible for the payment of Base Rent and all other amounts due under this Lease until the Premises are so surrendered in accordance with said provisions. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all damages, expenses, costs, losses or liabilities arising from any delay by Tenant in so surrendering the Premises including, without limitation, any damages, expenses, costs, losses or liabilities arising from any claim against Landlord made by any succeeding tenant or prospective tenant founded on or resulting from such delay and losses and damages suffered by Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual attorneys’ fees and costs.

13.6 FAILURE OF TENANT TO REMOVE PROPERTY. If this Lease is terminated due to the expiration of its term or otherwise, and Tenant fails to remove its property, in addition to any other remedies available to Landlord under this Lease, and subject to any other right or remedy Landlord may have under applicable law, Landlord may remove any property of Tenant from the Premises and store the same elsewhere at the expense and risk of Tenant.

14. DAMAGE AND DESTRUCTION.

14.1 EFFECT OF DAMAGE OR DESTRUCTION. If all or part of the Project is damaged by fire, earthquake, flood, explosion, the elements, riot, the release or existence of Hazardous Materials (as defined below) or by any other cause whatsoever (hereinafter collectively referred to as “Damages”), but the Damages are not material (as defined in Section 14.2 below), Landlord shall repair the Damages to the Project as soon as is reasonably possible, and this Lease shall remain in full force and effect. If all or part of the Project is destroyed or materially damaged (as defined in Section 14.2 below), Landlord shall have the right, in its sole and complete discretion, to repair or to rebuild the Project or to terminate this Lease. Landlord shall within one hundred twenty (120) days after the discovery of such material damage or destruction notify Tenant in writing of Landlord’s intention to repair or to rebuild or to terminate this Lease. Tenant shall in no event be entitled to compensation or damages on account of annoyance or inconvenience in making any repairs, or on account of construction, or on account of Landlord’s election to terminate this Lease. Notwithstanding the foregoing, if Landlord shall elect to rebuild or repair the Project after material damage or destruction, but in good faith determines that the Premises cannot be substantially repaired within three hundred sixty (360) days after the date of the discovery of the material damage or destruction, without payment of overtime or other premiums, and the damage to the Project will render the entire Premises unusable during said three hundred sixty (360) day period, Landlord shall notify Tenant thereof in writing at the time of Landlord’s election to rebuild or repair, and Tenant shall thereafter have a period of fifteen (15) days within which Tenant may elect to terminate this Lease, upon thirty (30) days’ advance written notice to Landlord. Tenant’s termination right described in the preceding sentence shall not apply if the damage was caused by the negligent or intentional acts of Tenant or its employees, agents, contractors or invitees. Failure of Tenant to exercise said election within said fifteen (15) day period shall constitute Tenant’s agreement to accept delivery of the Premises under this Lease whenever tendered by Landlord, provided Landlord thereafter pursues reconstruction or restoration diligently to completion, subject to delays caused by Force Majeure Events. If Landlord is unable to repair the damage to the Premises or the Project during such three hundred sixty (360) day period due to Force Majeure Events, the three hundred sixty (360) day period shall be extended by the period of delay caused by the Force Majeure Events. Subject to Section 14.3 below, if Landlord or Tenant terminates this Lease in accordance with this Section 14.1, Tenant shall continue to pay all Base Rent, Operating Expenses and other amounts due hereunder which arise prior to the date of termination.

14.2 DEFINITION OF MATERIAL DAMAGE. Damage to the Project shall be deemed material if, in Landlord’s reasonable judgment, the uninsured cost of repairing the damage will exceed $25,000. If insurance proceeds are available to Landlord in an amount which is sufficient to pay the entire cost of repairing all of the damage to the Project, the damage shall be deemed material if the cost of repairing the damage exceeds $100,000. Damage to the Project shall also be deemed material if (a) the Project cannot be rebuilt or repaired to substantially the same condition it was in prior to the damage due to laws or regulations in effect at the time the repairs will be made, (b) the holder of any mortgage or deed of trust encumbering the Project requires that insurance proceeds available to repair the damage in excess of $25,000 be applied to the repayment of the indebtedness secured by the mortgage or the deed of trust, or (c) the damage occurs during the last twelve (12) months of the Lease term.

14.3 ABATEMENT OF RENT. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for five (5) consecutive business days (the “Eligibility Period”) as a result of damage to the Premises, and the damage was not caused by the negligence or intentional acts of Tenant or its employees, agents, contractors or invitees, then Tenant’s Base Rent and Tenant’s Share of Operating Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises.

14.4 Intentionally deleted.

14.5 TENANT’S PROPERTY. Landlord shall not be liable to Tenant or its employees, agents, contractors, invitees or customers for loss or damage to merchandise, tenant improvements, fixtures, automobiles, furniture, equipment, computers, files or other property (hereinafter collectively “Tenant’s property”) located at the Project. Tenant shall repair or replace all of Tenant’s property at Tenant’s sole cost and expense. Tenant acknowledges that it is Tenant’s sole responsibility to obtain adequate insurance coverage to compensate Tenant for damage to Tenant’s property.

14.6 WAIVER. Landlord and Tenant hereby waive the provisions of any present or future statutes which relate to the termination of leases when leased property is damaged or destroyed and agree that such event shall be governed by the terms of this Lease.

15. CONDEMNATION. If any portion of the Premises or the Project are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs; provided that if so much of the Premises or Project are taken by such condemnation as would substantially and adversely affect the operation and profitability of Tenant’s business conducted from the Premises, and said taking lasts for ninety (90) days or more, Tenant shall have the option, to be exercised only in writing within thirty (30) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within thirty (30) days after the condemning authority shall have taken possession), to terminate this Lease as of the date the condemning authority takes such possession. If a taking lasts for less than ninety (90) days, Tenant’s rent shall be abated during said period but Tenant shall not have the right to terminate this Lease. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the proportion that the usable floor area of the Premises taken bears to the total usable floor area of the Premises. Common Areas taken shall be excluded from the Common Areas usable by Tenant and no reduction of rent shall occur with respect thereto or by reason thereof. Landlord shall have the option in its sole discretion to terminate this Lease as of the taking of possession by the condemning authority, by giving written notice to Tenant of such election within thirty (30) days after receipt of notice of a taking by condemnation of any part of the Premises or the Project. Any award for the taking of all or any part of the Premises or the Project under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, for good will, for the taking of the fee, as severance damages, or as damages for tenant improvements; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant’s removable personal property and for moving expenses. In the event that this Lease is not terminated by reason of such condemnation, and subject to the requirements of any lender that has made a loan to Landlord encumbering the Project, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Project caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. This section, not general principles of law or California Code of Civil Procedure Sections 1230.010 et seq., shall govern the rights and obligations of Landlord and Tenant with respect to the condemnation of all or any portion of the Project.

16. ASSIGNMENT AND SUBLETTING.

16.1 LANDLORD’S CONSENT REQUIRED. Tenant shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises (hereinafter collectively a “Transfer”), without Landlord’s prior written consent, which shall not be unreasonably withheld. Landlord shall respond to Tenant’s written request for consent hereunder within thirty (30) days after Landlord’s receipt of the written request from Tenant. Any attempted Transfer without such consent shall be void and shall constitute a default and breach of this Lease. Tenant’s written request for Landlord’s consent shall include, and Landlord’s thirty (30) day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information: (a) financial statements for the proposed assignee or subtenant prepared in accordance with generally accepted accounting principles for the lesser of (i) the past three (3) years or (ii) the time period the assignee or subtenant has been in existence, (b) federal tax returns for the proposed assignee or subtenant for the lesser of (i) the past three (3) years or (ii) the time period the assignee or subtenant has been in existence, (c) a TRW credit report or similar report on the proposed assignee or subtenant, (d) a detailed description of the business the assignee or subtenant intends to operate at the Premises, (e) the proposed effective date of the assignment or sublease, (f) a copy of the proposed sublease or assignment agreement which includes all of the terms and conditions of the proposed assignment or sublease, (g) a detailed description of any ownership or commercial relationship between Tenant and the proposed assignee or subtenant, (h) a detailed description of any Alterations the proposed assignee or subtenant desires to make to the Premises, and (i) a Hazardous Materials Disclosure Certificate substantially in the form of Exhibit D attached hereto (the “Transferee HazMat Certificate”). If the obligations of the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant’s written request shall not be considered complete until the information described in (a), (b) and (c) of the previous sentence has been provided with respect to each proposed guarantor. “Transfer” shall also include the transfer (a) if Tenant is a corporation, and Tenant’s stock is not publicly traded over a recognized securities exchange, of more than twenty five percent (25%) of the voting stock of such corporation during the term of this Lease (whether or not in one or more transfers) or the dissolution, merger or liquidation of the corporation, or (b) if Tenant is a partnership, limited liability company, limited liability partnership or other entity, of more than twenty five percent (25%) of the profit and loss participation in such partnership or entity during the term of this Lease (whether or not in one or more transfers) or the dissolution, merger or liquidation of the partnership, limited liability company, limited liability partnership or other entity. If Tenant is a limited or general partnership (or is comprised of two or more persons, individually or as co-partners), Tenant shall not be entitled to change or convert to (i) a limited liability company, (ii) a limited liability partnership or (iii) any other entity which possesses the characteristics of limited liability without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole discretion. If Landlord shall exercise any option to recapture the Premises, or shall deny a request for consent to a proposed assignment or sublease, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses, liabilities, damages, costs and claims that may be made against Landlord by the proposed assignee or subtenant, or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

16.2 Intentionally deleted.

16.3 STANDARD FOR APPROVAL. Landlord shall not unreasonably withhold its consent to a Transfer provided that Tenant has complied with each and every requirement, term and condition of this Section 16. Tenant acknowledges and agrees that each requirement, term and condition in this Section 16 is a reasonable requirement, term or condition. It shall be deemed reasonable for Landlord to withhold its consent to a Transfer if any requirement, term or condition of this Section 16 is not complied with or: (a) the Transfer would cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (b) in Landlord’s reasonable judgment, a proposed assignee or subtenant has a smaller net worth than Tenant had on the date this Lease was entered into with Tenant or is less able financially to pay the rents due under this Lease as and when they are due and payable; (c) a proposed assignee’s or subtenant’s business will impose a burden on the Project’s parking facilities, Common Areas or utilities that is greater than the burden imposed by Tenant, in Landlord’s reasonable judgment; (d) the terms of a proposed assignment or subletting will allow the proposed assignee or subtenant to exercise a right of renewal, right of expansion, right of first offer, right of first refusal or similar right held by Tenant; (e) a proposed assignee or subtenant refuses to enter into a written assignment agreement or sublease, reasonably satisfactory to Landlord, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment or sublease and containing such other terms and conditions as Landlord reasonably deems necessary; (f) the use of the Premises by the proposed assignee or subtenant is not permitted by this Lease; (g) any guarantor of this Lease refuses to consent to the Transfer or to execute a written agreement reaffirming the guaranty; (h) Tenant is in default as defined in Section 17 at the time of the request; (i) if requested by Landlord, the assignee or subtenant refuses to sign a non-disturbance and attornment agreement in favor of Landlord’s lender; (j) Landlord has sued or been sued by the proposed assignee or subtenant or has otherwise been involved in a legal dispute with the proposed assignee or subtenant; (k) the assignee or subtenant is involved in a business which is not in keeping with the then-current standards of the Project; (l) the proposed assignee or subtenant is an existing tenant of the Project or is a person or entity then negotiating with Landlord for the lease of space in the Project; (m) the assignment or sublease will result in there being more than one subtenant of the Premises; (n) the assignee or subtenant is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency; (o) the assignee or subtenant will use, store or handle Hazardous Materials in or about the Premises of a type, nature, quantity not acceptable to Landlord, in Landlord’s sole discretion or (p) the assignee or subtenant is a person or entity to whom Landlord has agreed not to lease space in the Project pursuant to a lease with another tenant.

16.4 ADDITIONAL TERMS AND CONDITIONS. The following terms and conditions shall be applicable to any Transfer:

(a) Regardless of Landlord’s consent, no Transfer shall release Tenant from Tenant’s obligations hereunder or alter the primary liability of Tenant to pay the rent and other sums due Landlord hereunder and to perform all other obligations to be performed by Tenant hereunder or release any guarantor from its obligations under its guaranty.

(b) Landlord may accept rent from any person other than Tenant pending approval or disapproval of an assignment or subletting.

(c) Neither a delay in the approval or disapproval of a Transfer, nor the acceptance of rent, shall constitute a waiver or estoppel of Landlord’s right to exercise its rights and remedies for the breach of any of the terms or conditions of this Section 16.

(d) The consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by an assignee or subtenant. However, Landlord may consent to subsequent Transfers or any amendments or modifications thereto without notifying Tenant or anyone else liable on the Lease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease.

(e) In the event of any default under this Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else responsible for the performance of this Lease, including any subtenant or assignee, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord.

(f) Landlord’s written consent to any Transfer by Tenant shall not constitute an acknowledgment that no default then exists under this Lease nor shall such consent be deemed a waiver of any then-existing default.

(g) The discovery of the fact that any financial statement relied upon by Landlord in giving its consent to an assignment or subletting was materially false shall, at Landlord’s election, render Landlord’s consent null and void.

(h) Landlord shall not be liable under this Lease or under any sublease to any subtenant.

(i) No assignment or sublease may be modified or amended without Landlord’s prior written consent.

(j) Intentionally deleted.

(k) Any assignee of, or subtenant under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, other than such obligations as are contrary or inconsistent with provisions of an assignment or sublease to which Landlord has specifically consented in writing.

(l) At Landlord’s request, Tenant shall deliver to Landlord, Landlord’s standard consent to assignment or consent to sublease agreement, as applicable, executed by Tenant, the assignee and the subtenant, as applicable.

16.5 ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO SUBLETTING. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a) Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default shall occur in the performance of Tenant’s obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice or claim from Tenant to the contrary.

(b) In the event Tenant shall default in the performance of its obligations under this Lease, Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults of Tenant under such sublease.

16.6 TRANSFER PREMIUM FROM ASSIGNMENT OR SUBLETTING. Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as an item of additional rent one-half of all amounts received by Tenant from the subtenant or assignee in excess of the amounts payable by Tenant to Landlord hereunder (the “Transfer Premium”). The Transfer Premium shall be reduced by the reasonable brokerage commissions, tenant improvement costs and legal fees actually paid by Tenant in order to assign the Lease or to sublet all or a portion of the Premises. “Transfer Premium” shall mean all Base Rent, additional rent or other consideration of any type whatsoever payable by the assignee or subtenant in excess of the Base Rent and additional rent payable by Tenant under this Lease. If less than all of the Premises is subleased, for purposes of calculating the Transfer Premium, the Base Rent and the additional rent due under this Lease shall be allocated to the subleased premises on a per-leasable-square-foot basis (e.g., if one-half of the Premises is subleased, for purposes of determining the amount of the Transfer Premium, one-half of the Base Rent and additional rent due under this Lease would be allocated to the subleased premises, and this amount would be subtracted from the base rent, additional rent and other monies payable to Tenant under the sublease). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by the assignee or subtenant to Tenant in connection with such Transfer, and any payment in excess of fair-market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to the assignee or subtenant in connection with such Transfer. Landlord and Tenant agree that the foregoing Transfer Premium is reasonable.

16.7 Intentionally deleted.

16.8 LANDLORD’S EXPENSES. In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any Transfer, then Tenant shall pay Landlord’s reasonable out-of-pocket costs and expenses incurred in connection therewith, including, but not limited to, attorneys’, architects’, accountants’, engineers’ or other consultants’ fees; provided, however, Landlord shall not be entitled to recover more than $1,500.00 of attorneys’ fees with respect to any one Transfer.

16.9 ASSIGNMENT AND SUBLEASING – AFFILIATED ENTITY. Notwithstanding anything to the contrary contained in this Section 16, an assignment of the Lease or sublease of all or any portion of the Premises to any entity which controls or is controlled by Tenant or which acquires all or substantially all of the assets or stock of Tenant or which is the surviving entity resulting from a merger or consolidation of Tenant (in each such case, an “Affiliate”), shall not require Landlord’s consent under Section 16.1, provided that at least fifteen (15) days prior to such assignment or sublease (i) Tenant provides Landlord with reasonable evidence that any such entity maintains annual revenues sufficient to meet the financial obligations hereunder; (ii) Tenant notifies Landlord in writing of any such assignment or sublease and provides Landlord with evidence that such assignment or sublease is a Transfer permitted by this section; (iii) prior to the date an assignment will take effect, the assignee and Tenant shall provide to Landlord a written agreement in form and content reasonably satisfactory to Landlord in which the assignee assumes all of Tenant’s obligations under the Lease for the benefit of Landlord (the “Transfer Agreement”), and (iv) subject to the limitation set forth in Section 16.8 of the Lease, Tenant shall pay the reasonable costs and expenses (including legal fees) incurred by Landlord in confirming that the assignment or sublease meets the requirements of this section and in preparing any Transfer Agreement. Whether or not an assignment or sublease to an Affiliate is made pursuant to the terms of this section, Tenant shall not be relieved of its obligations under this Lease. Sections 16.6 and 16.7 of the Lease shall not apply to assignments or subleases to Affiliates.

17. DEFAULT; REMEDIES.

17.1 DEFAULT BY TENANT. Landlord and Tenant hereby agree that the occurrence of any one or more of the following events is a default by Tenant under this Lease and that said default shall give Landlord the rights described in Section 17.2.

Landlord or Landlord’s authorized agent shall have the right to execute and to deliver any notice of default, notice to pay rent or quit or any other notice Landlord gives Tenant.

(a) Tenant’s failure to make any payment of Base Rent, Tenant’s Percentage Share of Operating Expenses or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a notice to pay rent or quit pursuant to applicable unlawful detainer statutes, such notice shall also constitute the notice required by this Section 17.1(a).

(b) The abandonment of the Premises by Tenant coupled with the nonpayment of rent, in which event Landlord shall not be obligated to give any notice of default to Tenant.

(c) The failure of Tenant to comply with any of its obligations under Sections 25 and 26 where Tenant fails to comply with its obligations or fails to cure any earlier breach of such obligation within ten (10) days following written notice from Landlord to Tenant. In the event Landlord serves Tenant with a notice to quit or any other notice pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this Section 17.1(c).

(d) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Sections 17.1(a), (b) and (c), above), where such failure shall continue for a period of fifteen (15) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s nonperformance is such that more than fifteen (15) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said fifteen (15) day period and thereafter diligently pursues such cure to completion. In the event that Landlord serves Tenant with a notice to quit or any other notice pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this Section 17.1(d).

(e) (i) The making by Tenant or any guarantor of Tenant’s obligations hereunder of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant or any guarantor becoming a “debtor” as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; or (v) the insolvency of Tenant. In the event that any provision of this Section 17.1(e) is unenforceable under applicable law, such provision shall be of no force or effect.

(f) The discovery by Landlord that any financial statement, representation or warranty given to Landlord by Tenant, or by any guarantor of Tenant’s obligations hereunder, was materially false at the time given. Tenant acknowledges that Landlord has entered into this Lease in material reliance on such information.

(g) If Tenant is a corporation, partnership, limited liability company or similar entity, the dissolution or liquidation of Tenant.

17.2 REMEDIES.

(a) In the event of any default or breach of this Lease by Tenant, Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default:

(i) terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease and the term hereof shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. If Landlord terminates this Lease, Landlord may recover from Tenant (A) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (B) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (C) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (D) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of releasing, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, any real estate commissions actually paid by Landlord and the unamortized value of any free rent, reduced rent, tenant improvement allowance or other economic concessions provided by Landlord. The “worth at time of award” of the amounts referred to in Section 17.2(a)(i)(A) and (B) shall be computed by allowing interest at the lesser of ten percent (10%) per annum or the maximum interest rate permitted by applicable law. The worth at the time of award of the amount referred to in Section 17.2(a)(i)(C) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For purposes of this Section 17.2(a)(i), “rent” shall be deemed to be all monetary obligations required to be paid by Tenant pursuant to the terms of this Lease.

(ii) maintain Tenant’s right of possession, in which event Landlord shall have the remedy described in California Civil Code Section 1951.4 which permits Landlord to continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due. In the event Landlord elects to continue this Lease in effect, Tenant shall have the right to sublet the Premises or assign Tenant’s interest in the Lease subject to the reasonable requirements contained in Section 16 of this Lease and provided further that Landlord shall not require compliance with any standard or condition contained in Section 16 that has become unreasonable at the time Tenant seeks to sublet or assign the Premises pursuant to this Section 17.2(a)(ii).

(iii) collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease.

(iv) pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located.

(b) No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity. The expiration or termination of this Lease and/or the termination of Tenant’s right to possession of the Premises shall not relieve Tenant of liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term of the Lease or by reason of Tenant’s occupancy of the Premises.

(c) If Tenant abandons the Premises, Landlord may re-enter the Premises, and such re-entry shall not be deemed to constitute Landlord’s election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its breach of this Lease. No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under the Lease. The delivery by Tenant to Landlord of possession of the Premises shall not constitute the termination of the Lease or the surrender of the Premises.

17.3 DEFAULT BY LANDLORD. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its cure, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Tenant hereby waives its right to recover consequential damages (including, but not limited to, lost profits) or punitive damages arising out of a Landlord default. This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of a Force Majeure Event, and the time for Landlord’s performance shall be extended for the period of any such delay.

17.4 LATE CHARGES. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Tenant’s Percentage Share of Operating Expenses or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the Project. Accordingly, if any installment of Base Rent, Tenant’s Percentage Share of Operating Expenses or any other sum due from Tenant shall not be received by Landlord when such amount shall be due, then, without any requirement for notice or demand to Tenant, Tenant shall immediately pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder, including the assessment of interest under Section 17.5.

17.5 INTEREST ON PAST-DUE OBLIGATIONS. Except as expressly herein provided, any amount due to Landlord that is not paid when due shall bear interest at the lesser of ten percent (10%) per annum or the maximum rate permitted by applicable law. Payment of such interest shall not excuse or cure any default by Tenant under this Lease; provided, however, that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant.

17.6 PAYMENT OF RENT AND SECURITY DEPOSIT AFTER DEFAULT. If Tenant fails to pay Base Rent, Tenant’s Percentage Share of Operating Expenses, parking charges or any other monetary obligation due hereunder on the date it is due, after Tenant’s third failure to pay any monetary obligation on the date it is due, at Landlord’s option, all monetary obligations of Tenant hereunder shall thereafter be paid by cashier’s check, and Tenant shall, upon demand, provide Landlord with an additional security deposit equal to three (3) months’ Base Rent. If Landlord has required Tenant to make said payments by cashier’s check or to provide an additional security deposit, Tenant’s failure to make a payment by cashier’s check or to provide the additional security deposit shall be a default hereunder.

18. LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of rent. If Tenant shall fail to perform any of its obligations under this Lease, Landlord may, but shall not be obligated to, after fifteen (15) days’ prior written notice to Tenant, make any such payment or perform any such act on Tenant’s behalf without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefore, an amount equal to the expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this section.

19. INDEMNITY. Tenant hereby agrees to indemnify, defend and hold harmless Landlord and its employees, partners, agents, property managers, contractors, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the “Indemnified Parties” or “Landlord Parties”) from and against any and all liability, loss, cost, damage, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, cost of consultants and experts, attorneys fees, court costs and other legal expenses, effects of environmental contamination, cost of environmental testing, removal, remediation and/or abatement of Hazardous Materials (as said term are defined below), insurance policy deductibles and other expenses (hereinafter collectively referred to as “Damages”) arising out of or related to an Indemnified Matter (as defined below). For purposes of this section, an “Indemnified Matter” shall mean any matter for which one or more of the Indemnified Parties incurs liability or Damages if the liability or Damages arise out of or involve, directly or indirectly, (a) Tenant’s or its employees’, agents’, contractors’ or invitees’ (all of said persons or entities are hereinafter collectively referred to as “Tenant Parties”) use or occupancy of the Premises or the Project, (b) any act, omission or neglect of a Tenant Party, (c) Tenant’s failure to perform any of its obligations under the Lease, (d) the existence, use or disposal of any Hazardous Materials (as defined below) brought on to the project by a Tenant Party or (e) any other matters for which Tenant has agreed to indemnify Landlord pursuant to any other provision of this Lease. Tenant’s obligations hereunder shall include, but shall not be limited to (f) compensating the Indemnified Parties for Damages arising out of Indemnified Matters within ten (10) days after written demand from an Indemnified Party and (g) providing a defense, with counsel reasonably satisfactory to the Indemnified Party, at Tenant’s sole expense, within ten (10) days after written demand from the Indemnified Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded. If Tenant is obligated to compensate an Indemnified Party for Damages arising out of an Indemnified Matter, Landlord shall have the immediate and unconditional right, but not the obligation, without notice or demand to Tenant, to pay the damages, and Tenant shall, upon ten (10) days’ advance written notice from Landlord, reimburse Landlord for the costs incurred by Landlord. By way of example, and not limitation, Landlord shall have the immediate and unconditional right to cause any damages to the Common Areas, another tenant’s premises or to any other part of the Project to be repaired and to compensate other tenants of the Project or other persons or entities for Damages arising out of an Indemnified Matter. The Indemnified Parties need not first pay any Damages to be indemnified hereunder. Tenant’s obligations under this section shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination. Notwithstanding anything to the contrary contained in this section, Tenant shall not be obligated to indemnify an Indemnified Party from liability to the extent such liability arises out of the Indemnified Party’s negligence. Notwithstanding the forgoing, Landlord shall indemnify, defend and hold Tenant harmless from any loss, cost, liability, damage or expense (collectively “Claims”) Tenant may incur to any person or entity resulting from the gross negligence or willful misconduct of Landlord or its agents or employees in connection with Landlord’s activities at the Project. Nothing contained in this Section 19 shall relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant pursuant to the provisions of the Lease to the extent that such policies cover the results of such acts or conduct. Notwithstanding the foregoing, in no event shall the foregoing indemnity by Landlord obligate Landlord to compensate Tenant for consequential damages, lost profits or punitive damages.

20. EXEMPTION OF LANDLORD FROM LIABILITY. Tenant hereby agrees that Landlord Parties shall not be liable for injury to Tenant’s business or any loss of income therefrom or for loss of or damage to the merchandise, tenant improvements, fixtures, furniture, equipment, computers, files, automobiles, or other property of Tenant, Tenant’s employees, agents, contractors or invitees, or any other person in or about the Project, nor shall Landlord Parties be liable for injury to the person of Tenant, Tenant’s employees, agents, contractors or invitees, whether such damage or injury is caused by or results from any cause whatsoever including, but not limited to, theft, criminal activity at the Project, negligent security measures, bombings or bomb scares, acts of terrorism, Hazardous Substances, fire, steam, electricity, gas, water or rain, flooding, breakage of pipes, sprinklers, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Project, and regardless of whether the cause of the damage or injury arises out of the active negligence, passive negligence or intentional acts of Landlord Parties. Landlord Parties shall not be liable for any damages arising from any act or neglect of any employees, agents, contractors or invitees of any other tenant, occupant or user of the Project, nor from the failure of Landlord Parties to enforce the provisions of the lease of any other tenant of the Project. Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to Tenant’s property or business or injury to persons, in, upon or about the Project arising from any cause, including the active or passive negligence of Landlord Parties, and Tenant hereby waives all claims in respect thereof against Landlord Parties. Except to the extent covered by Tenant’s insurance and waiver of subrogation provided in the Lease, the limitations on Landlord’s liability contained in this Section 20 shall not apply to injury or damage which results from the gross negligence or willful misconduct of Landlord, its agents, employees, contractors, subcontractors or assigns; provided, however, in no event shall Landlord be liable to Tenant for consequential damages (including, but not limited to, lost profits).

21. LANDLORD’S LIABILITY. Tenant acknowledges that Landlord shall have the right to transfer all or any portion of its interest in the Project and to assign this Lease to the transferee. Tenant agrees that in the event of such a transfer Landlord shall automatically be released from all liability under this Lease upon delivery by Landlord to Tenant of appropriate documentation evidencing such transfer; and Tenant hereby agrees to look solely to Landlord’s transferee for the performance of Landlord’s obligations hereunder after the date of the transfer. Upon such a transfer, Landlord shall, at its option, return Tenant’s security deposit to Tenant or transfer Tenant’s security deposit to Landlord’s transferee and, in either event, Landlord shall have no further liability to Tenant for the return of its security deposit. Subject to the rights of any lender holding a mortgage or deed of trust encumbering all or part of the Project, Tenant agrees to look solely to Landlord’s equity interest in the Project, and any rents and proceeds therefrom, for the collection of any judgment requiring the payment of money by Landlord arising out of (a) Landlord’s failure to perform its obligations under this Lease or (b) the negligence or willful misconduct of Landlord, its partners, employees and agents. No other property or assets of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of any judgment or writ obtained by Tenant against Landlord. No partner, employee or agent of Landlord shall be personally liable for the performance of Landlord’s obligations hereunder or be named as a party in any lawsuit arising out of or related to, directly or indirectly, this Lease and the obligations of Landlord hereunder. The obligations under this Lease do not constitute personal obligations of the individual partners of Landlord, if any, and Tenant shall not seek recourse against the individual partners of Landlord or their assets.

22. SIGNS. Tenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners or painting, or erect or install any signs, windows or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion. Upon vacation of the Premises, Tenant shall remove all signs and repair, paint and/or replace the building facia surface to which its signs are attached. Tenant shall obtain all applicable governmental permits and approvals for signs and exterior treatments. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to Landlord’s approval and conform in all respects to Landlord’s requirements.

23. PARKING. During the term and subject to the rules and regulations attached hereto as Exhibit “C,” as modified by Landlord from time to time (the “Rules”), Tenant shall be entitled to use the number of parking spaces set forth in Section 1.13 in the Common Area parking lot of the Project. Tenant’s parking rights are in common with the parking rights of any other tenants of the Project, and all of Tenant’s parking spaces are unreserved parking spaces. Landlord reserves the right at any time to designate areas in the Common Areas where Tenant may or may not park. If Tenant commits or allows in the parking lot any of the activities prohibited by the Lease or the Rules, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord. Tenant’s parking rights are the personal rights of Tenant, and Tenant shall not transfer, assign or otherwise convey its parking rights separate and apart from this Lease. All parking spaces may only be used for parking vehicles no larger than full-size passenger automobiles or pick-up trucks. Landlord, in addition to its other remedies, shall have the right to remove or tow away any other vehicles. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities.

24. BROKER’S FEE. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than the persons, if any, listed in Section 1.14, in connection with the negotiation of this Lease, and no other broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Lease, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party. The commission payable to Landlord’s broker with respect to this Lease shall be pursuant to the terms of the separate commission agreement in effect between Landlord and Landlord’s broker. Landlord’s broker shall pay a portion of its commission to Tenant’s broker, if so provided in any agreement between Landlord’s broker and Tenant’s broker. Nothing in this Lease shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s broker. Based on a separate written agreement, Landlord has agreed to pay to the brokers identified in Section 1.14 the brokerage commissions owed in connection with this Lease.

25. ESTOPPEL CERTIFICATE.

25.1 DELIVERY OF CERTIFICATE. Tenant shall from time to time, upon not less than ten (10) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), (b) the date to which the Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to Tenant’s knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, (d) that all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations, and (e) that Tenant has taken possession of the Premises. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Project.

25.2 FAILURE TO DELIVER CERTIFICATE. At Landlord’s option, the failure of Tenant to deliver such statement within such time shall constitute a default of Tenant hereunder, or it shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) there are no uncured defaults in Landlord’s performance, (c) not more than one month’s Base Rent has been paid in advance, (d) all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations, and (e) Tenant has taken possession of the Premises.

26. FINANCIAL INFORMATION. So long as Tenant’s stock is publicly traded over a recognized securities exchange Tenant shall have no obligation to provide Landlord with financial information pursuant to this section. Once Tenant’s stock is no longer publicly traded over a recognized securities exchange or if Tenant assigns this Lease to a person or entity whose stock is not publicly traded on a recognized public securities exchange, this section shall apply to Tenant and/or the assignee. From time to time, at Landlord’s request, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant’s sole cost and expense, upon not less than ten (10) days’ advance written notice from Landlord: (a) a current financial statement for Tenant and Tenant’s financial statements for the previous two accounting years, (b) a current financial statement for any guarantor(s) of this Lease and the guarantor’(s) financial statements for the previous two accounting years and (c) such other financial information pertaining to Tenant or any guarantor as Landlord or any lender or purchaser of Landlord may reasonably request. All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Tenant hereby authorizes Landlord, from time to time, without notice to Tenant, to obtain a credit report or credit history on Tenant from any credit reporting company.

27. ENVIRONMENTAL MATTERS/HAZARDOUS MATERIALS.

27.1 HAZARDOUS MATERIALS DISCLOSURE CERTIFICATE. Prior to executing this Lease, Tenant has delivered to Landlord Tenant’s executed initial Hazardous Materials Disclosure Certificate (the “Initial HazMat Certificate”), a copy of which is attached hereto as Exhibit D. Tenant covenants, represents and warrants to Landlord that the information in the Initial HazMat Certificate is true and correct and accurately describes the use(s) of Hazardous Materials which will be made and/or used on the Premises by Tenant. Tenant shall, commencing with the date which is one year from the Commencement Date and continuing every year thereafter, deliver to Landlord an executed Hazardous Materials Disclosure Certificate (the “HazMat Certificate”) describing Tenant’s then-present use of Hazardous Materials on the Premises, and any other reasonably necessary documents and information as requested by Landlord. The HazMat Certificates required hereunder shall be in substantially the form attached hereto as Exhibit D.

27.2 DEFINITION OF HAZARDOUS MATERIALS. As used in this Lease, the term Hazardous Materials shall mean and include (a) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminants, which are or become regulated by any Environmental Laws (defined below); (b) petroleum, petroleum by-products, gasoline, diesel fuel, crude oil or any fraction thereof; (c) asbestos and asbestos-containing material, in any form, whether friable or non-friable; (d) polychlorinated biphenyls; (e) radioactive materials; (f) lead and lead-containing materials; (g) any other material, waste or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by any Environmental Law; or (h) any materials which cause or threatens to cause a nuisance upon or waste to any portion of the Project or any surrounding property; or poses or threatens to pose a hazard to the health and safety of persons on the Premises, any other portion of the Project or any surrounding property. For purposes of this Lease, the term “Hazardous Materials” shall not include nominal amounts of ordinary household cleaners, office supplies and janitorial supplies which are not actionable under any Environmental Laws.

27.3 PROHIBITION; ENVIRONMENTAL LAWS. Tenant shall not be entitled to use or store any Hazardous Materials on, in, or about any portion of the Premises and the Project without, in each instance, obtaining Landlord’s prior written consent thereto. If Landlord, in its sole discretion, consents to any such usage or storage, then Tenant shall be permitted to use and/or store only those Hazardous Materials that are necessary for Tenant’s business and to the extent disclosed in the HazMat Certificate and as expressly approved by Landlord in writing. Any such usage and storage may only be to the extent of the quantities of Hazardous Materials as specified in the then-applicable HazMat Certificate as expressly approved by Landlord. In all events such usage and storage must at all times be in full compliance with any and all local, state and federal environmental, health and/or safety-related laws, statutes, orders, standards, courts’ decisions, ordinances, rules and regulations (as interpreted by judicial and administrative decisions), decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant or all or any portion of the Premises (collectively, the “Environmental Laws”) and in compliance with the recommendations of Landlord’s consultants. Tenant agrees that any changes to the type and/or quantities of Hazardous Materials specified in the most recent HazMat Certificate may be implemented only with the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole discretion. Tenant shall not be entitled nor permitted to install any tanks under, on or about the Premises for the storage of Hazardous Materials without the express written consent of Landlord, which may be given or withheld in Landlord’s sole discretion. Landlord shall have the right, in Landlord’s sole discretion, at all times during the Term of this Lease to (i) inspect the Premises, (ii) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 27 or to determine if Hazardous Materials are present in, on or about the Project, (iii) request lists of all Hazardous Materials used, stored or otherwise located on, under or about any portion of the Premises and/or the Common Areas, and (iv) to require Tenant to complete a survey of its use, storage and handling of Hazardous Materials in the Premises, using a form and following procedures designated by Landlord, in Landlord’s sole discretion (the “Survey”). If the Survey discloses that Tenant is not in compliance with any term or condition of this Lease or is violating any law or regulation, Tenant shall reimburse Landlord for the cost of all such inspections, tests and investigations, and all costs associated with any Survey. If as a result of an inspection, test or Survey Landlord determines, in Landlord’s sole discretion, that Tenant should implement or perform safety, security or compliance measures, Tenant shall within thirty (30) days after written request by Landlord perform such measures, at Tenant’s sole cost and expense. The aforementioned rights granted herein to Landlord and its representatives shall not create (a) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant and Tenant Parties with respect to Hazardous Materials, including without limitation, Tenant’s operation, use and any remediation relating thereto, or (b) liability on the part of Landlord and its representatives for Tenant’s use, storage, disposal or remediation of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

27.4 TENANT’S ENVIRONMENTAL OBLIGATIONS. Tenant shall give to Landlord immediate verbal and follow-up written notice of any spills, releases, discharges, disposals, emissions, migrations, removals or transportation of Hazardous Materials on, under or about any portion of the Premises or in any Common Areas; provided that Tenant has actual knowledge of such event(s). Tenant, at its sole cost and expense, covenants and warrants to promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, preparation of any feasibility studies or reports and the performance of any and all closures) any spill, release, discharge, disposal, emission, migration or transportation of Hazardous Materials arising from or related to the intentional or negligent acts or omissions of Tenant or Tenant Parties such that the affected portions of the Project and any adjacent property are returned to the condition existing prior to the appearance of such Hazardous Materials. Any such investigation, clean up, removal, restoration and other remediation shall only be performed after Tenant has obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld so long as such actions would not potentially have a material adverse long-term or short-term effect on any portion of the Project. Notwithstanding the foregoing, Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s prior written consent. Tenant, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures as required by any Environmental Laws or any agencies or other governmental authorities having jurisdiction thereof. If Tenant fails to so promptly investigate, clean up, remove, restore, provide closure or otherwise so remediate, Landlord may, but without obligation to do so, take any and all steps necessary to rectify the same, and Tenant shall promptly reimburse Landlord, upon demand, for all costs and expenses to Landlord of performing investigation, cleanup, removal, restoration, closure and remediation work. All such work undertaken by Tenant, as required herein, shall be performed in such a manner so as to enable Landlord to make full economic use of the Premises and other portions of the Project after the satisfactory completion of such work.

27.5 ENVIRONMENTAL INDEMNITY. In addition to Tenant’s other indemnity obligations under this Lease, Tenant agrees to, and shall, protect, indemnify, defend (with counsel acceptable to Landlord) and hold Landlord and the other Landlord Parties harmless from and against any and all loss, cost, damage, liability or expense (including, without limitation, diminution in value of any portion of the Premises or the Project, damages for the loss of or restriction on the use of rentable or usable space, and from any adverse impact of Landlord’s marketing of any space within the Project) arising at any time during or after the term of this Lease in connection with or related to, directly or indirectly, the use, presence, transportation, storage, disposal, migration, removal, spill, release or discharge of Hazardous Materials on, in or about any portion of the Project as a result (directly or indirectly) of the intentional or negligent acts or omissions of Tenant or Tenant Parties. Neither the written consent of Landlord to the presence, use or storage of Hazardous Materials in, on, under or about any portion of the Project nor the strict compliance by Tenant with all Environmental Laws shall excuse Tenant from its obligations of indemnification pursuant hereto. Tenant shall not be relieved of its indemnification obligations under the provisions of this Section 27.5 due to Landlord’s status as either an “owner” or “operator” under any Environmental Laws.

27.6 SURVIVAL. Tenant’s obligations and liabilities pursuant to the provisions of this Section 27 shall survive the expiration or earlier termination of this Lease. If it is determined by Landlord that the condition of all or any portion of the Project is not in compliance with the provisions of this Lease with respect to Hazardous Materials, including without limitation, all Environmental Laws at the expiration or earlier termination of this Lease, then Landlord may require Tenant to hold over possession of the Premises until Tenant can surrender the Premises to Landlord in the condition in which the Premises existed as of the Commencement Date and prior to the appearance of such Hazardous Materials except for reasonable wear and tear, including without limitation, the conduct or performance of any closures as required by any Environmental Laws. The burden of proof hereunder shall be upon Tenant. For purposes hereof, the term “reasonable wear and tear” shall not include any deterioration in the condition or diminution of the value of any portion of the Project in any manner whatsoever related to, directly or indirectly, Hazardous Materials. Any such holdover by Tenant will be with Landlord’s consent, will not be terminable by Tenant in any event or circumstance and will otherwise be subject to the provisions of Section 33 of this Lease.

27.7 NO LIABILITY FOR ACTS OF OTHERS. Notwithstanding anything to the contrary contained in this Lease, Tenant shall only be liable pursuant to this Section 27 for the acts of Tenant and Tenant Parties, and Tenant shall not be liable for the acts of persons or entities other than Tenant and Tenant Parties nor shall Tenant be responsible or liable for contamination that existed at the Premises on the Commencement Date or for contamination emanating from neighboring land.

27.8 LANDLORD INDEMNITY. Landlord agrees to, and shall, protect, indemnify, defend (with counsel reasonably acceptable to Tenant) and hold Tenant harmless from and against any and all loss, cost, damage, liability or expense arising in connection with or related to, directly or indirectly, the use, presence, transportation, storage, disposal, migration, removal, spill, release or discharge of Hazardous Materials on, in or about any portion of the Project as a result (directly or indirectly) of the intentional or negligent acts or omissions of Landlord or Landlord Parties.

28. SUBORDINATION.

28.1 EFFECT OF SUBORDINATION. This Lease, and any Option (as defined below) granted hereby, upon Landlord’s written election, shall be subject and subordinate to any ground lease, mortgage, deed of trust or any other hypothecation or security now or hereafter placed upon the Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. At the request of any mortgagee, trustee or ground lessor, Tenant shall attorn to such person or entity. If any mortgagee, trustee or ground lessor shall elect to have this Lease and any Options granted hereby prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease and such Options shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease or such Options are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. In the event of the foreclosure of a security device, the new owner shall not (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to its acquisition of title, (b) be liable for the breach of this Lease by any prior landlord, (c) be subject to any offsets or defenses which Tenant may have against the prior landlord or (d) be liable to Tenant for the return of its security deposit.

28.2 EXECUTION OF DOCUMENTS. Tenant agrees to execute and acknowledge any documents Landlord reasonably requests that Tenant execute to effectuate an attornment, a subordination, or to make this Lease or any Option granted herein prior to the lien of any mortgage, deed of trust or ground lease, as the case may be. Tenant’s failure to execute such documents within fifteen (15) days after written demand shall constitute a default by Tenant hereunder or, at Landlord’s option, Landlord shall have the right to execute such documents on behalf of Tenant as Tenant’s attorney-in-fact. Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead to execute such documents in accordance with this section.

29. OPTIONS.

29.1 DEFINITION. As used in this Lease, the word “Option” has the following meaning: (1) the right or option to extend the term of this Lease or to renew this Lease, (2) the option or right of first refusal to lease the Premises or the right of first offer to lease the Premises or the right of first refusal to lease other space within the Project or the right of first offer to lease other space within the Project, and (3) the right or option to terminate this Lease prior to its expiration date or to reduce the size of the Premises. Any Option granted to Tenant by Landlord must be evidenced by a written option agreement attached to this Lease as a rider or addendum or said option shall be of no force or effect. For purposes of this section, an Option shall also include any Option contained in any subsequent amendment to this Lease.

29.2 OPTIONS PERSONAL. Each Option granted to Tenant in this Lease, if any, is personal to the original Tenant and may be exercised only by the original Tenant while occupying the entire Premises and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, including, without limitation, any permitted transferee as defined in Section 16. The Options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. If at any time an Option is exercisable by Tenant, the Lease has been assigned or a sublease exists as to any portion of the Premises, the Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Option.

29.3 MULTIPLE OPTIONS. In the event that Tenant has multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Option to extend or renew this Lease has been so exercised.

29.4 EFFECT OF DEFAULT ON OPTIONS. Tenant shall have no right to exercise an Option (i) during the time commencing from the date Landlord gives to Tenant a notice of default pursuant to Section 17.1 and continuing until the noncompliance alleged in said notice of default is cured, or (ii) if Tenant is in default of any of the terms, covenants or conditions of this Lease. The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise an Option because of the provisions of this section.

29.5 LIMITATIONS ON OPTIONS. Notwithstanding anything to the contrary contained in any rider or addendum to this Lease, any options, rights of first refusal or rights of first offer granted hereunder shall be subject and secondary to Landlord’s right to first offer and lease any such space to any tenant who is then occupying or leasing such space at the time the space becomes available for leasing and shall be subject and subordinated to any other options, rights of first refusal or rights of first offer previously given to any other person or entity.

29.6 GUARANTEES. Notwithstanding anything to the contrary contained in any rider or addendum to this Lease, Tenant’s right to exercise and the effectiveness of an Option is conditioned upon Landlord’s receipt from any prior tenant that has not been expressly released from liability under this Lease, and any guarantor of any obligation of Tenant under this Lease, of a written agreement satisfactory to Landlord, in Landlord’s sole discretion, reaffirming such person’s obligations under this Lease or the guaranty, as modified by Tenant’s exercise of the Option.

29.7 NOTICE OF EXERCISE OF OPTION. Notwithstanding anything to the contrary contained in Section 43, Tenant shall give written notice exercising the Option using certified mail return receipt requested or some other method where the person delivering the package containing the notice obtains a signature of the person accepting the package containing the notice (e.g., by FedEx with the requirement that the FedEx delivery person obtain a signature from the person accepting the package). It shall be the obligation of Tenant to prove that Landlord received the notice exercising the Option in a timely manner.

30. LANDLORD RESERVATIONS. Landlord shall have the right: (a) to change the name and address of the Project or Building upon not less than ninety (90) days prior written notice; (b) to permit any tenant the exclusive right to conduct any business as long as such exclusive right does not conflict with any rights expressly given herein; and (c) to place signs, notices or displays upon the roof, interior or exterior of the Building or Common Areas of the Project. Landlord reserves the right to use the exterior walls of the Premises, and the area beneath, adjacent to and above the Premises together with the right to install, use, maintain and replace equipment, machinery, pipes, conduits and wiring through the Premises, which serve other parts of the Project provided that Landlord’s use does not unreasonably interfere with Tenant’s use of the Premises.

31. CHANGES TO PROJECT. Landlord shall have the right, in Landlord’s sole discretion, from time to time, to make changes to the size, shape, location, number and extent of the improvements comprising the Project (hereinafter referred to as “Changes”) including, but not limited to, the interior and exterior of buildings, the Common Areas, HVAC, electrical systems, communication systems, fire protection and detection systems, plumbing systems, security systems, parking control systems, driveways, entrances, parking spaces, parking areas and landscaped areas; provided, however, that Landlord shall not materially and permanently change the location of the exterior walls of the Building or materially change the location of the Common Areas within the Building in a way that would materially and adversely affect Tenant’s use of the Premises without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with the Changes, Landlord may, among other things, erect scaffolding or other necessary structures at the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Changes and Landlord’s actions in connection with such Changes shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Changes, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such Changes or Landlord’s actions in connection with such Changes. Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s business operations caused by Changes.

32. Intentionally deleted.

33. HOLDING OVER. If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the term hereof with Landlord’s consent, such occupancy shall be a tenancy from month to month upon all the terms and conditions of this Lease pertaining to the obligations of Tenant, except that the Base Rent payable shall be the greater of (a) one hundred fifty percent (150%) of the Base Rent payable immediately preceding the termination date of this Lease or (b) one hundred twenty-five percent (125%) of the fair market Base Rent for the Premises as of the date Tenant holds over, and all Options, if any, shall be deemed terminated and be of no further effect. If Tenant remains in possession of the Premises or any part thereof, after the expiration of the term hereof without Landlord’s consent, Tenant shall, at Landlord’s option, be treated as a tenant at sufferance or a trespasser. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over at the expiration or earlier termination of the Lease term or to give Tenant the right to hold over after the expiration or earlier termination of the Lease term. Tenant hereby agrees to indemnify, hold harmless and defend Landlord from any cost, loss, claim or liability (including attorneys’ fees) Landlord may incur as a result of Tenant’s failure to surrender possession of the Premises to Landlord upon the termination of this Lease.

34. LANDLORD’S ACCESS. Landlord and Landlord’s agents, contractors and employees shall have the right to enter the Premises at reasonable times upon twenty-four (24) hour advance telephonic notice to Tenant (except in the case of any emergency, where no advance notice shall be required) for the purpose of inspecting the Premises, performing any services required of Landlord, showing the Premises to prospective purchasers, lenders or tenants, undertaking safety measures and making alterations, repairs, improvements or additions to the Premises or to the Project. In the event of an emergency, Landlord may gain access to the Premises by any reasonable means, and Landlord shall not be liable to Tenant for damage to the Premises or to Tenant’s property resulting from such access. Landlord may at any time place on or about the Building or the Project for sale or for lease signs.

35. SECURITY MEASURES. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Project, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant’s agents, employees, contractors and invitees from acts of third parties. Nothing herein contained shall prevent Landlord, at Landlord’s sole option, from implementing security measures for the Project or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Operating Expenses, and Landlord shall have no liability to Tenant and its agents, employees, contractors and invitees arising out of Landlord’s negligent provision of security measures. Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Project to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Project. In no event shall Tenant or its employees, agents or contractors bring firearms or other weapons to the Project or the Premises, and Tenant shall not have the right to employ armed security guards.

36. EASEMENTS. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents within ten (10) days after Landlord’s request, and Tenant’s failure to do so shall constitute a default by Tenant. The obstruction of Tenant’s view, air or light by any structure erected in the vicinity of the Project, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

37. TRANSPORTATION MANAGEMENT. Tenant shall fully comply at its sole expense with all present or future programs implemented or required by any governmental or quasi-governmental entity or Landlord to manage parking, transportation, air pollution or traffic in and around the Project or the metropolitan area in which the Project is located.

38. SEVERABILITY. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

39. TIME OF ESSENCE. Time is of the essence with respect to each of the obligations to be performed by Tenant and Landlord under this Lease.

40. DEFINITION OF ADDITIONAL RENT. All monetary obligations of Tenant to Landlord under the terms of this Lease, including, but not limited to, Base Rent, Tenant’s Percentage Share of Operating Expenses and late charges shall be deemed to be rent.

41. INCORPORATION OF PRIOR AGREEMENTS. This Lease and the attachments listed in Section 1.15 contain all agreements of the parties with respect to the lease of the Premises and any other matter mentioned herein. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. Except as otherwise stated in this Lease, Tenant hereby acknowledges that no real estate broker nor Landlord nor any employee or agents of any of said persons has made any oral or written warranties or representations to Tenant concerning the condition or use by Tenant of the Premises or the Project or concerning any other matter addressed by this Lease.

42. AMENDMENTS. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

43. NOTICES. All notices required or permitted by this Lease shall be in writing and may be delivered (a) in person (by hand, by messenger or by courier service), (b) by U.S. Postal Service regular mail, (c) by U.S. Postal Service certified mail, return receipt requested, (d) by U.S. Postal Service Express Mail, Federal Express or other overnight courier, or (e) by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this section. Any notice permitted or required hereunder, and any notice to pay rent or quit or similar notice, shall be deemed personally delivered to Tenant on the date the notice is personally delivered to any employee of Tenant at the Premises. The addresses set forth in Section 1.16 of this Lease shall be the address of each party for notice purposes. Landlord or Tenant may by written notice to the other specify a different address for notice purposes, except that upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for the purpose of mailing or delivering notices to Tenant. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereinafter designate by written notice to Tenant. Any notice sent by regular mail or by certified mail, return receipt requested, shall be deemed given three (3) days after deposited with the U.S. Postal Service. Notices delivered by U.S. Express Mail, Federal Express or other courier shall be deemed given on the date delivered by the carrier to the appropriate party’s address for notice purposes. If any notice is transmitted by facsimile transmission, the notice shall be deemed delivered upon telephone confirmation of receipt of the transmission thereof at the appropriate party’s address for notice purposes. A copy of all notices delivered to a party by facsimile transmission shall also be mailed to the party on the date the facsimile transmission is completed. If notice is received on Saturday, Sunday or a legal holiday, it shall be deemed received on the next business day. Nothing contained herein shall be construed to limit Landlord’s right to serve any notice to pay rent or quit or similar notice by any method permitted by applicable law, and any such notice shall be effective if served in accordance with any method permitted by applicable law whether or not the requirements of this section have been met.

44. WAIVERS. No waiver by Landlord or Tenant of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Landlord or Tenant of the same or any other provision. Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of partial payment of any sum due from Tenant shall be deemed a waiver by Landlord of its right to receive the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction. Tenant hereby waives California Code of Civil Procedure Section 1179 and Civil Code section 3275 which allow tenants to obtain relief from the forfeiture of a lease. Tenant hereby waives for Tenant and all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by legal process or writ Tenant’s right of occupancy of the Premises after any termination of this Lease.

45. COVENANTS. This Lease shall be construed as though Landlord’s covenants contained herein are independent and not dependent and Tenant hereby waives the benefit of any statute to the contrary. All provisions of this Lease to be observed or performed by Tenant are both covenants and conditions.

46. BINDING EFFECT; CHOICE OF LAW. Subject to any provision hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their heirs, personal representatives, successors and assigns. This Lease shall be governed by the laws of the state in which the Project is located, and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Project is located.

47. ATTORNEYS’ FEES. If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees and court costs reasonably incurred in good faith. Landlord and Tenant agree that attorneys’ fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of Section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.

48. AUCTIONS. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction or going-out-of-business sale upon the Premises or the Common Areas.

49. MERGER. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not result in the merger of Landlord’s and Tenant’s estates and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

50. QUIET POSSESSION. Subject to the other terms and conditions of this Lease, and the rights of any lender, and provided Tenant is not in default hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

51. AUTHORITY. If Tenant is a corporation, trust, limited liability company, limited liability partnership or general or limited partnership, Tenant, and each individual executing this Lease on behalf of such entity, represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of said entity, that said entity is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms. If Tenant is a corporation, trust, limited liability company, limited liability partnership or other partnership, Tenant shall deliver to Landlord upon demand evidence of such authority satisfactory to Landlord.

52. CONFLICT. Any conflict between the type written provisions of this Lease and handwritten provisions, if any, shall be controlled by the handwritten provisions; provided, however, handwritten provisions shall have no force or effect unless separately initialed by both Landlord and Tenant.

53. MULTIPLE PARTIES. If more than one person or entity is named as Tenant herein, the obligations of Tenant shall be the joint and several responsibility of all persons or entities named herein as Tenant. Service of a notice in accordance with Section 43 on one Tenant shall be deemed service of notice on all Tenants.

54. INTERPRETATION. This Lease shall be interpreted as if it was prepared by both parties, and ambiguities shall not be resolved in favor of Tenant because all or a portion of this Lease was prepared by Landlord. The captions contained in this Lease are for convenience only and shall not be deemed to limit or alter the meaning of this Lease. As used in this Lease, the words tenant and landlord include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine gender.

55. PROHIBITION AGAINST RECORDING. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant. Landlord shall have the right to record a memorandum of this Lease, and Tenant shall execute, acknowledge and deliver to Landlord for recording any memorandum prepared by Landlord.

56. RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

57. RULES AND REGULATIONS. Tenant agrees to abide by and conform to the Rules and to cause its employees, suppliers, customers and invitees to so abide and conform. Landlord shall have the right, from time to time, to modify, amend and enforce the Rules in a nondiscriminatory manner. Landlord shall not be responsible to Tenant for the failure of other persons, including, but not limited to, other tenants, their agents, employees and invitees, to comply with the Rules.

58. RIGHT TO LEASE. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Project.

59. PATRIOT ACT. Tenant represents to Landlord that, (i) neither Tenant nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism,” or other governmental action, (ii) Tenant’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”) and (iii) throughout the term of this Lease, Tenant shall comply with the Executive Order and with the Money Laundering Act.

60. CONFIDENTIALITY. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Project and may impair Landlord’s relationship with other tenants of the Project. Except to the extent disclosure is required by applicable law, including without limitation, securities law, Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord, which may be given or withheld by Landlord, in Landlord’s sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach. Notwithstanding the foregoing, Tenant shall be permitted, without the prior written consent of Landlord, to disclose the terms and conditions of this Lease to Tenant’s independent auditors, financial and legal advisors, persons selected to review Operating Expenses and taxes, space planning consultants, and prospective subtenants and/or assignees.

61. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD’S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED ORIGINAL OF THIS LEASE TO TENANT. THE DELIVERY OF A DRAFT OF THIS LEASE TO TENANT SHALL NOT CONSTITUTE AN AGREEMENT BY LANDLORD TO NEGOTIATE IN GOOD FAITH, AND LANDLORD EXPRESSLY DISCLAIMS ANY LEGAL OBLIGATION TO NEGOTIATE IN GOOD FAITH.

[Remainder of page left intentionally blank.]

LANDLORD: The Realty Associates Fund VIII, L.P., a Delaware limited partnership

By:	Realty Associates Fund VIII LLC a Massachusetts limited liability company, General Partner

	By:	Realty Associates Advisors LLC, a Delaware limited liability company, Manager

		By:	Realty Associates Advisors Trust, a Massachusetts business trust, Manager

			By:	/s/ SCOTT W. AMLING
Officer

TENANT*:

LRAD Corporation,

a Delaware corporation

By:	/s/ THOMAS R. BROWN

Thomas R. Brown
(print name)

Its:	President and Chief Executive Officer
(print title)

By:	/s/ KATHERINE H. McDERMOTT

Katherine H. McDermott
(print name)

Its:	Chief Financial Officer
(print title)

*	If Tenant is a corporation, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

EXHIBIT A

PREMISES

Exhibit A is intended only to show the general layout of the Premises, and shall not be interpreted to increase or decrease the size of the Premises beyond the number of leasable square feet set forth in Section 1.5. Exhibit A is not to be scaled and any measurements or distances shown on Exhibit A are approximates only.

[to be attached]

EXHIBIT B

VERIFICATION LETTER

LRAD Corporation, a Delaware corporation (“Tenant”), hereby certifies that it has entered into a lease with                              (“Landlord”), and verifies the following information as of the      day of             , 20__:

Address of Premises:

Leasable Area of Premises:

Commencement Date:

Lease Termination Date:

Initial Base Rent:

Billing Address for Tenant:

Attention:

Telephone Number:

Federal Tax ID No.:

Tenant acknowledges and agrees that all tenant improvements Landlord is obligated to make to the Premises, if any, have been completed to Tenant’s satisfaction, that Tenant has accepted possession of the Premises, and that as of the date hereof there exist no offsets or defenses to the obligations of Tenant under the Lease.

TENANT:

LRAD Corporation,

a Delaware corporation

By:

(print name)

Its:
(print title)

By:

(print name)

Its:
(print title)

EXHIBIT C

RULES AND REGULATIONS

GENERAL RULES

Tenant shall faithfully observe and comply with the following Rules and Regulations:

1. Tenant shall not alter any locks or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant.

2. Access to the Project may be refused unless the person seeking access has proper identification or has a previously received authorization for access to the Project. Landlord and its agents shall in no case be liable for damages for any error with regarding to the admission to or exclusion from the Project of any person. In case of invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

3. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ Laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors of Tenant, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations; and provided further that such cooking does not result in odors escaping from the Premises.

4. No boring or cutting for wires shall be allowed without the consent of Landlord. Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with broadcasting or reception from or in the Project or elsewhere.

5. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

6. Tenant shall store all its trash and garbage within the interior of the Premises or in other locations approved by Landlord, in Landlord’s sole discretion. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash in the vicinity of the Project without violation of any law or ordinance governing such disposal.

7. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

PARKING RULES

1. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities and at times approved by Landlord. Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking. Tenant and its customers, employees, shippers and invitees shall comply with all rules and regulations adopted by Landlord from time to time relating to truck parking and/or truck loading and unloading.

2. Landlord reserves the right to relocate all or a part of parking spaces within the parking area. If access to the parking areas are not now controlled with gates or similar devices, Landlord shall have the right, but not the obligation, to install gates or other devices to control access to the parking areas, and Tenant shall comply with all of Landlord’s rules and regulations relating to access to the parking areas.

3. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

4. The maintenance, washing, waxing or cleaning of vehicles in the parking area or Common Areas is prohibited.

5. Tenant shall be responsible for seeing that all of its employees, agents, contractors and invitees comply with the applicable parking rules, regulations, laws and agreements.

6. At Landlord’s request, Tenant shall provide Landlord with a list which includes the name of each person using the parking facilities based on Tenant’s parking rights under this Lease and the license plate number of the vehicle being used by that person. Tenant shall provide Landlord with an updated list within five (5) days after any part of the list becomes inaccurate.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D

Form of HazMat Certificate

General Information

Name of Responding Company:

Mailing Address:

Signature:

Title:                                                                                   Phone:

Date:                                                   Age of Facility:                                  Length of Occupancy:

Major products manufactured and/or activities conducted on the property:

Type of Business Activity(ies):	Hazardous Materials Activities:
(check all that apply)	(check all that apply)

☐ machine shop	☐ degreasing – chlorinated solvent? ☐ Y ☐ N
☐ light assembly	☐ chemical/etching/milling
☐ research and development	☐ wastewater treatment
☐ product service or repair	☐ painting
☐ photo processing	☐ striping
☐ automotive service and repair	☐ cleaning
☐ manufacturing	☐ printing. Water based? ☐ Y ☐ N
☐ warehouse	☐ analytical lab
☐ integrated/printed circuit	☐ plating
☐ chemical/pharmaceutical product	☐ chemical/missing/synthesis
☐ silkscreen
☐ lathe/mill machining
☐ deionizer water product
☐ photo masking
☐ wave solder
☐ metal finishing

HAZARDOUS MATERIALS/WASTE HANDLING AND STORAGE

A.	Are hazardous materials handled on any of your shipping and receiving docks in container quantities greater than one gallon? ☐ Yes ☐ No

B.	If Hazardous materials or waste are stored on the premises, please check off the nature of the storage and type(s) of materials below:

Types of Storage Container	Type of Hazardous Materials and/or Waste Stored
(list above-ground storage only)

☐ 1 gallon or 3 liter bottles/cans	☐ acid
☐ 5 to 30 gallon carboys	☐ phenol
☐ 55 gallon drums	☐ caustic/alkaline cleaner
☐ tanks	☐ cyanide
☐ photo resist stripper
☐ paint
☐ flammable solvent
☐ gasoline/diesel fuel
☐ chlorinated solvent
☐ oil/cutting fluid

Are the hazardous materials being used/mixed on site or just stored for distribution?

If drums or tanks are used specify what materials are stored in the 55-gallon drums or tanks

If chlorinated solvents are used please specify which chlorinated solvents are used, how they are used and in what volumes

C.	Do you accumulate hazardous waste onsite? ☐ Yes ☐ No

If yes, how is it being handled?

☐	on-site treatment or recovery
☐	discharged to sewer
☐	hauled offsite If hauled offsite, by whom
☐	incineration

D.	Indicate your hazardous waste storage status:
☐	generator ☐ SQG ☐ LQG
☐	interim status facility
☐	permitted TSDF
☐	none of the above

WASTEWATER TREATMENT/DISCHARGE

A.	Do you discharge industrial wastewater to:

☐	sewer
☐	storm drain
☐	surface water
☐	no industrial discharge

B.	Is your industrial wastewater treated before discharge? ☐ Yes ☐ No

If yes, what type of treatment is being conducted?

☐	neutralization
☐	metal hydroxide formation
☐	closed-loop treatment
☐	cyanide destruct
☐	HF treatment
☐	other

C.	Do you have an oil/water separator or clarifier? ☐ Yes ☐ No

SUBSURFACE CONTAINMENT OF HAZARDOUS MATERIALS/WASTES

A.	Are buried tanks/sumps being used for any of the following:

☐	hazardous waste storage
☐	chemical storage
☐	gasoline/diesel fuel storage
☐	waste treatment
☐	wastewater neutralization
☐	industrial wastewater treatment
☐	none of the above

B.	If buried tanks are located onsite, indicate their construction:

☐     steel                     ☐     fiberglass                     ☐     concrete

☐     inside open vault                     ☐     double walled

C.	Are hazardous materials or untreated industrial wastewater transported via buried piping to tanks, process areas or treatment areas? ☐ Yes ☐ No

D.	Do you have wet floors in your process areas? ☐ Yes ☐ No

If yes, name processes:

E.	Are abandoned underground tanks or sumps located on the property? ☐ Yes ☐ No

HAZARDOUS MATERIALS SPILLS

A.	Have hazardous materials ever spilled to:

☐	the sewer
☐	the storm drain
☐	onto the property
☐	no spills have occurred

B.	Have you experienced any leaking underground tanks or sumps? ☐ Yes ☐ No

C.	If spills have occurred, were they reported? ☐ Yes ☐ No

Check which the government agencies that you contacted regarding the spill(s):

☐	Department of Health Services
☐	Department of Fish and Game
☐	Environmental Protection Agency
☐	Regional Water Quality Control Board
☐	Fire Department

D.	Have you been contacted by a government agency regarding soil or groundwater contamination on your site? ☐ Yes ☐ No

Do you have exploratory or monitoring wells onsite?     ☐  Yes    ☐  No

If yes, indicate the following:

Number of wells:                     Approximate depth of wells:                  Well diameters:

PLEASE ATTACH ENVIRONMENTAL REGULATORY PERMITS, AGENCY REPORTS THAT APPLY TO YOUR OPERATION AND HAZARDOUS WASTE MANIFESTS.

Check off those enclosed:

☐	Hazardous Materials Inventory Statement, HMIS
☐	Hazardous Materials Management Plan, HMMP
☐	Regulatory Agency, Facility Inspection Report
☐	Underground Tank Registrations
☐	Industrial Wastewater Discharge Permit
☐	Hazardous Waste Manifest

Exhibit E

WORK LETTER AGREEMENT

(Build-to-Suit With Space Plan Attached)

This Work Letter Agreement (“Agreement”) is attached to a Standard Industrial Lease (the “Lease”) covering certain premises (the “Premises”) more particularly described in Exhibit “A” attached to the Lease. In consideration of the mutual covenants hereinafter contained, Landlord and Tenant hereby agree as follows:

1. TENANT IMPROVEMENT COORDINATOR. Within three (3) days after the Lease is executed by Landlord and Tenant, Landlord and Tenant shall each designate in writing the name of one person who shall be that party’s tenant improvement representative. All communication concerning the tenant improvements shall be directed to the appropriate party’s tenant improvement representative. Tenant shall not have the right or authority to instruct Landlord’s contractor to take any action. Any action Tenant desires Landlord’s contractor to take shall be communicated by Tenant to Landlord’s tenant improvement representative, and Landlord’s tenant improvement representative shall give the necessary instructions to the contractor.

2. PLANS AND SPECIFICATIONS.

2.1 SPACE PLAN. Attached hereto as Exhibit 1 and incorporated herein by this reference is a space plan which has been approved by Landlord and Tenant (the “Space Plan”). The Space Plan describes the improvements (the “Improvements”) which will be made to the Premises by Landlord, at Landlord’s sole cost and expense. Except as set forth in the Space Plan, Landlord shall not be obligated to make any other improvements to the Premises. Subject to the requirements of Section 4 below, Tenant shall have the right to request changes to the Space Plan. In the event Tenant requests a change to the Space Plan, Tenant shall pay any increased costs which result from the change requested by Tenant and any delay in the completion of the Improvements caused by such changes shall constitute a Tenant Delay (as defined below). In the event that Tenant requests a change to the Space Plan, Landlord shall have the right to approve the change in Landlord’s sole and absolute discretion. Landlord shall not be obligated to make the change unless and until the amount of any increased costs resulting from the change has been paid by Tenant to Landlord.

2.2 PLANS. Based on the approved Space Plan, Landlord shall cause to be prepared detailed plans and working drawings (the “Plans”) for the construction of the Improvements. The Plans shall be consistent with the Space Plan and shall incorporate the use of Landlord’s building standard improvements (the “Standards”). Tenant acknowledges that the Space Plan may not comply with applicable codes and government regulations and that the Plans may require deviations from the Space Plan in order for Landlord to obtain a building permit. The estimated Commencement Date (as defined in the Basic Lease Provisions) shall be extended for any delays in obtaining a building permit resulting from the insufficiency of the Space Plan or the Plans or any delays resulting from changes in the Plans required by the applicable governmental regulatory agency reviewing the Plans. Tenant hereby acknowledges and agrees that Landlord shall have the right to prepare the Plans in a way that complies with applicable governmental laws and regulations, even if the Plans deviate from the specifications of the Space Plan. Tenant acknowledges that it will be responsible for paying the cost of making modifications to the Plans and obtaining required governmental approvals and building permits if said costs result from changes requested by Tenant. In the event that Tenant requests a change to the Plans and said change is approved by Landlord, Tenant shall pay to Landlord the increased costs resulting from the change, and Landlord shall not be obligated to make the change unless and until the amount of any increased costs resulting from the change has been paid by Tenant to Landlord, and any delay resulting from such changes in the Plans shall constitute Tenant Delay.

2.3 TENANTS’ COSTS. Notwithstanding anything to the contrary contained in this Agreement, if the Space Plan specifically provides that any item set forth on the Space Plan shall be paid for by Tenant, the cost of said item shall be paid by Tenant to Landlord before Landlord’s contractor commences construction of the Improvements. In addition, the cost of computer or telephone wiring or any cost associated with the design, purchasing or installation of furniture, fixtures or equipment (collectively, “FF&E”), shall be paid by Tenant, at Tenant’s sole expense. References to or depictions of FF&E on the Space Plan or the Plans shall not be interpreted to obligate Landlord to pay costs or expenses associated with the purchase or installation of FF&E.

3. SPECIFICATIONS FOR BUILDING STANDARD IMPROVEMENTS. Specifications and details for the Standards are available from Landlord. Except as specified in Section 4 below, the Space Plan and Plans shall be consistent with the Standards, and no deviations shall be permitted from the Standards without Landlord’s consent as set forth in Section 4 below.

4. GROUNDS FOR DISAPPROVAL. Tenant may request deviations from the Standards provided that the deviations (“Non-Standards”) shall not be of lesser quality than the Standards. Landlord shall not be required to approve any Non-Standards that are not acceptable to Landlord, in Landlord’s sole and absolute discretion. If Landlord approves a Non-Standard, and the Non-Standard costs more than the Standard (due to material or installation costs), Tenant shall pay such increased costs, and Landlord shall not be obligated to use a Non-Standard until the amount of any increased costs resulting from the use of the Non-Standard has been paid by Tenant to Landlord.

5. CONSTRUCTION OF IMPROVEMENTS.

5.1 CONSTRUCTION. Within a reasonable period, Landlord shall instruct its contractor to commence construction of the Improvements.

5.2 COMPLETION. Landlord shall endeavor to cause the contractor to substantially complete construction of the Improvements in a diligent manner, but Landlord shall not be liable for any loss or damage as a result of delays in construction or delivery of possession of the Premises.

6. COMMENCEMENT DATE. The Commencement Date under the Lease shall be governed by Section 3 of the Lease. However, any delay beyond the estimated Commencement Date in the substantial completion of the Improvements as a result of the following shall constitute “Tenant Delay”:

6.1 Tenant’s request for Non-Standards, whether as to materials or installation, that extend the time it takes to obtain necessary building permits or other governmental authorizations or the construction period;

6.2 Tenant’s changes in the Space Plan or the Plans; or

6.3 Any act or omission of Tenant constituting a Tenant Delay under the terms of this Agreement or the Lease; or

6.4 Any other acts or omissions of Tenant, Tenant’s agents, employees and contractors that delays the completion of the Improvements.

7. DAMAGES FOR TENANT DELAY. Tenant shall pay to Landlord an amount equal to $784.00 for each day of Tenant Delay. Landlord and Tenant agree that the foregoing payment constitutes a fair and reasonable estimate of the damages Landlord will incur as the result of a Tenant Delay. Within thirty (30) days after Landlord tenders possession of the Premises to Tenant, Landlord shall notify Tenant of Landlord’s reasonable estimate of the date Landlord could have delivered possession of the Premises to Tenant but for the Tenant Delays. After delivery of said notice, Tenant shall immediately pay to Landlord the amount described above for the period of Tenant Delay.

8. INCORPORATION. This Agreement is and shall be incorporated by reference in the Lease, and all of the terms and conditions of the Lease are and shall be incorporated herein by this reference. Capitalized terms included in this Agreement shall have the same meaning as capitalized terms included in the Lease.

Exhibit 1 to Work Letter Agreement

(Space Plan)

Exhibit F

Addendum to Standard Industrial Lease (the “Lease”)

dated the 16th day of November, 2011 Between

The Realty Associates Fund VIII, L.P. (“Landlord”) and

LRAD Corporation (“Tenant”)

It is hereby agreed by Landlord and Tenant that the provisions of this Addendum are a part of the Lease. If there is a conflict between the terms and conditions of this Addendum and the terms and conditions of the Lease, the terms and conditions of this Addendum shall control. Capitalized terms in this Addendum shall have the same meaning as capitalized terms in the Lease, and, if a Work Letter Agreement is attached to this Lease, as those terms have been defined in the Work Letter Agreement.

1. Abatement of Rent. Landlord hereby agrees to waive (a) $11,760.00 of the Base Rent due for the first through the fifth full calendar months of the initial term of the Lease (i.e., in each of these months Tenant shall pay Base Rent in the amount of $11,760.00), (b) $4,770.00 of the Base Rent due for the sixth through the ninth full calendar months of the initial term of the Lease (i.e., in each of these months Tenant shall pay Base Rent in the amount of $18,750.00) and (c) $2,895.00 of the Base Rent due for the tenth through the twelfth full calendar months of the initial term of the Lease (i.e., in each of these months Tenant shall pay Base Rent in the amount of $20,625.00). No amounts due to Landlord under the Lease other than the Base Rent referred to above shall be waived. In the event Tenant commits a default as defined in the Lease, Base Rent coming due thereafter shall not be waived.

2. Building Signage. Subject to the following terms and conditions, Landlord shall permit Tenant to install, at Tenant’s sole cost and expense, one (1) exterior building sign (the “Building Sign”) containing Tenant’s name on the Building:

(a) The location, size, design, color and construction of the Building Sign shall be acceptable to Landlord, in Landlord’s sole and absolute discretion;

(b) The cost of designing, fabricating, installing and obtaining governmental approvals for the Building Sign shall be paid by Tenant, at Tenant’s sole cost and expense. Landlord shall have the right to approve the contractor that installs the Building Sign and the contractor shall comply with all of Landlord’s policies and procedures relating to construction performed at the Project (e.g., insurance, safety etc.);

(c) Tenant shall maintain the Building Sign in good order and repair, at Tenant’s sole cost and expense;

(d) Tenant’s right to install the Building Sign is subject to Tenant obtaining all required governmental approvals and permits for the installation of the Building Sign, and Tenant’s compliance with the terms and conditions of any covenants, conditions or restrictions applicable to the Building Sign. Landlord makes no representation or warranty that Tenant will be able to obtain the required approvals and permits for the installation of the Building Sign, and Tenant’s obligations under this Lease are not conditioned upon Tenant’s ability to obtain the approvals and permits or upon Tenant’s ability to install the Building Sign or any other sign;

(e) Any modification of the Building Sign shall be considered to be an “Alteration” within the meaning of Section 13.1 of the Lease, and shall be governed by the provisions thereof. Notwithstanding anything to the contrary contained in Section 13.1, any modification or alteration of the Building Sign shall require Landlord’s prior approval, which may be given or withheld by Landlord in Landlord’s sole discretion;

(f) The Building Sign shall be considered a use of the Premises pursuant to Section 19 of the Lease, and Tenant shall defend and indemnify Landlord to the extent provided in Section 19;

(g) Tenant shall remove the Building Sign and repair any damage to the Project, at Tenant’s sole cost and expense, upon the termination or expiration of the Lease term;

(h) The insurance purchased by Tenant pursuant to Section 10.1 of the Lease shall apply to the Building Sign;

(i) Should the Building Sign be electrically illuminated, Tenant agrees to pay to Landlord, upon demand, the costs of such power as determined by persons skilled in the field, and utilize those estimates in billing Tenant for the power consumed; however, Tenant shall also have the right to install, at Tenant’s sole cost and expense, electrical meters which shall measure the actual amount of power consumed;

(j) If at any time Tenant has assigned this Lease or has subleased more than twenty five percent (25%) of the usable square feet in the Premises, Landlord shall have the right, at Landlord’s option, at any time, upon not less than ninety (90) days advance written notice to Tenant, to require Tenant to permanently remove the Building Sign and to repair any damage to the Building caused by such removal, at Tenant’s sole cost and expense. From and after the date of such removal, Tenant shall no longer have the right to place the Building Sign on the Building, and except for Tenant’s obligation to remove the Building Sign and to repair any damage to the Building, this Section shall be of no further force or effect;

(k) If Tenant has not installed the Building Sign on or before December 31, 2012, Tenant’s shall no longer have the right to install a Building Sign, and this Section shall be of no further force or effect; and

(l) Landlord shall continue to have the right to install one or more additional signs on the exterior of the Building, and no exclusive sign rights have been granted hereunder.

3. Antenna Agreement. Concurrently with the execution of this Lease, Landlord and Tenant shall execute the License Agreement attached hereto as Exhibit 1.

4. Parking. Five (5) of Tenant’s parking spaces shall be reserved spaces (the “Reserved Spaces”), and the Reserved Spaces shall be in the location depicted on Exhibit 2 attached hereto. Landlord shall have the right, from time to time, to relocate the Reserved Spaces so long as they remain in reasonably close proximity to the front of the Premises. Tenant may mark the Reserved Spaces as “Visitor Parking” using a method approved by Landlord, at Tenant’s sole cost and expense. Landlord shall not be responsible for enforcing Tenant’s reserved parking rights against any third parties.

5. Option to Extend. Landlord hereby grants to Tenant the option to extend the term of the Lease for one (1) five (5)-year period (the “Extension Option”) commencing when the initial lease term expires upon each and all of the following terms and conditions:

(a) On a date which is prior to the date that the option period would commence (if exercised) by at least two hundred forty (240) days and not more than three hundred sixty (360) days, Landlord shall have received from Tenant a written notice of the exercise of the option to extend the Lease for said additional term (an “Exercise Notice”), time being of the essence. If the Exercise Notice is not so given and received, the Extension Option shall automatically expire, Tenant shall no longer have the right to give an Exercise Notice and this section shall be of no further force or effect. Tenant shall give the Exercise Notice using certified mail return receipt requested or some other method where the person delivering the package containing the Exercise Notice obtains a signature of the person accepting the package containing the Exercise Notice (e.g., by FedEx with the requirement that the FedEx delivery person obtain a signature from the person accepting the package). It shall be the obligation of Tenant to prove that Landlord received the Exercise Notice in a timely manner.

(b) All of the terms and conditions of the Lease except where specifically modified by this section shall apply.

(c) The monthly Base Rent payable during the option term shall be the Market Rate on the date the option term commences.

(d) The term “Market Rate” shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar industrial building in the Rancho Bernardo area would accept at arm’s length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, but without limitation, operating expense, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a “net lease” basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) size and location of premises being leased; and (vi) other generally applicable terms and conditions of tenancy for similar space; provided, however, Tenant shall not be entitled to any tenant improvement allowance. If renewal tenants exercising similar market rate extension options are receiving a tenant improvement allowance, this fact shall be taken into consideration in determining the Market Rate. The Market Rate may also designate periodic rental increases and similar economic adjustments.

(e) If Tenant exercises the Extension Option, Landlord shall determine the Market Rate by using its good faith judgment. Landlord shall provide Tenant with written notice of such amount on or before the date that is ninety (90) days prior to the date that the term of the Extension Option will commence. Tenant shall have fifteen (15) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such rental. In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt to agree upon such Market Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to the Market Rate, and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below.

(i) Landlord and Tenant shall meet with each other within five (5) business days after the Outside Agreement Date and exchange their sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Market Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker or agent who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of similar buildings in the geographical area of the Premises. Neither Landlord nor Tenant shall consult with such broker or agent as to his or her opinion as to the Market Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rate for the Premises is the closest to the actual Market Rate for the Premises as determined by the arbitrator, taking into account the requirements for determining Market Rate set forth herein. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information such party deems relevant to the determination of the Market Rate (“MR Data”), and the other party may submit a reply in writing within five (5) business days after receipt of such MR Data.

(ii) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rate and shall notify Landlord and Tenant of such determination.

(iii) The decision of the arbitrator shall be final and binding upon Landlord and Tenant.

(iv) If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the presiding judge of the Superior Court for the county in which the Premises is located, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(v) The cost of the arbitration shall be paid by Landlord and Tenant equally.

(vi) Landlord shall have the right to require Tenant to execute and to deliver to Landlord an amendment to the Lease that accurately sets forth the extended term of the Lease and the new Base Rent and other economic terms, if any. Within ten (10) days after Landlord provides the amendment to Tenant, Tenant shall execute the amendment and deliver the amendment to Landlord. Landlord’s election not to require Tenant to execute an amendment shall not invalidate Tenant’s exercise of the Extension Option.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have respectively executed this Addendum.

LANDLORD: The Realty Associates Fund VIII, L.P., a Delaware limited partnership

By:	Realty Associates Fund VIII LLC a Massachusetts limited liability company, General Partner

	By:	Realty Associates Advisors LLC, a Delaware limited liability company, Manager

		By:	Realty Associates Advisors Trust, a Massachusetts business trust, Manager

			By:	/s/ SCOTT W. AMLING
Officer

TENANT*:

LRAD Corporation,

a Delaware corporation

By:	/s/ THOMAS R. BROWN

Thomas R. Brown
(print name)

Its:	President and Chief Executive Officer
(print title)

By:	/s/ KATHERINE H. McDERMOTT

Katherine H. McDermott
(print name)

Its:	Chief Financial Officer
(print title)

*	If Tenant is a corporation, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

Exhibit 1 to Addendum to Lease

LICENSE AGREEMENT – SATELLITE DISH

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of this      day of             , 200_, by and between The Realty Associates Fund VIII, L.P., a Delaware limited partnership (the “Licensor”) and LRAD Corporation, a Delaware corporation (the “Licensee”).

RECITALS

A. Licensee has entered into that certain Standard Industrial Lease (“Lease”) with Licensor for the lease of certain space (the “Premises”) in the building located at 16990 Goldentop Road, San Diego, California (the “Building”).

B. Licensee desires to obtain the nonexclusive license to use a portion of the roof of the Building (the “Roof”) to install an antenna to transmit and to receive radio transmissions. Licensor is willing to permit Licensee to place a antenna on the Roof on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1. Satellite Antenna. Except as otherwise provided herein, Licensee shall have the nonexclusive right to install, operate and maintain on the Roof, at Licensee’s sole cost and expense, a small antenna and associated cabling (collectively, the “Antenna”). All specifications applicable to the Antenna (e.g., its size, design, weight, method of installation etc.) shall be subject to the approval of Landlord, in Landlord’s sole discretion (the “Specifications”). The Antenna shall not require a source of electricity or other power on the Roof for its operation. The right granted to Licensee hereunder is a nonexclusive license and is not a lease. Licensor make no representation or warranty to Licensee that it will be able to obtain the permits and governmental approvals required in order to install and operate the Antenna, and Licensee’s obligations under the Lease are not conditioned or contingent on its ability to install and operate the Antenna.

2. Term. Licensee’s right to operate and maintain the Antenna shall automatically expire and terminate on the date that the term of the Lease expires or is otherwise terminated. This Agreement shall also terminate if any of the following continue for more than fifteen (15) days after written notice from Licensor to Licensee: (a) the Antenna is causing physical damage to the Building or the Roof, (b) the Antenna is interfering with the transmission or receipt of radio signals from or to the Building, (c) the Antenna is causing Licensor to be in violation of any agreement to which Licensor is a party or (d) the Antenna is causing Licensor to be in violation any local, state or federal law, regulation or ordinance.

3. Use. Licensee shall only use the Antenna to transmit and to receive radio transmissions for Licensee’s use in the Premises. No person or entity other than Licensee shall have the right to send or receive transmissions using the Antenna.

4. Location. The Antenna shall be installed at a location on the Roof selected by Licensor, in Licensor’s sole discretion, and Licensor shall have the right to require Licensee to relocate the Antenna from time to time, at Licensee’s sole cost and expense. Licensor makes no representation or warranty to Licensee that the location selected by Licensor on the Roof, from time to time, will be satisfactory to Licensee or will permit Licensee to transmit or to receive the radio transmissions it desires to transmit and to receive.

5. Licensor’s Approval. Prior to installing the Antenna, Licensee shall submit to Licensor plans and specifications for the installation of the Antenna that are reasonably satisfactory to Licensor (the “Plans”). The Plans shall be consistent with the Specifications and shall show the location of the Antenna on the Roof, the location and type of all cabling, the way the Antenna will be placed on the Roof and any other information requested by Licensor, in Licensor’s reasonable discretion. Licensor shall have the right to require that the Antenna not be visible from any location on the ground and/or that the Antenna be screened in a manner satisfactory to Licensor, in Licensor’s sole discretion. Licensor shall have the right to employ an engineer or other consultant to review the Plans and the reasonable cost of such engineer or consultant shall be paid by Licensee to Licensor within ten (10) days after demand. Licensor may approve or reject all or part of the Plans for any reason, in Licensor’ sole discretion. After Licensor has approved the Plans and prior to installing the Antenna and any cabling, Licensee shall obtain and provide to Licensor: (a) all required governmental and quasi-governmental permits, licenses, special zoning variances and authorizations, all of which Licensee shall obtain at its own cost and expense; and (b) a policy or certificate of insurance evidencing such insurance coverage as may be required by Licensor as hereinafter provided. Any alteration or modification of the Antenna or any associated cabling after the Plans have been approved shall require Licensor’s prior written approval, which may be given or withheld in Licensor’s sole discretion. Licensor makes no representation or warranty to Licensee that it will approve the Plans or that Licensee will be permitted to install the Antenna on the Roof.

6. Installation.

(a) Installation and maintenance of the Antenna shall be performed solely by contractors approved by Licensor, in its reasonable discretion. Licensee shall not have the right to penetrate the Roof for any purpose including, but not limited to, the installation of the Antenna. The Antenna shall be installed in a manner that will not damage the Roof. Licensor may require anyone going on the Roof to execute in advance a liability waiver satisfactory to Licensor, in Licensor’s sole discretion.

(b) Licensee shall bear all costs and expenses incurred in connection with the installation, operation and maintenance of the Antenna. In addition, Licensee shall reimburse Licensor for all of its reasonable out-of-pocket costs incurred in reviewing Licensee’s Plans and monitoring the installation, maintenance and removal of the Antenna. Licensee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Licensee which claims are or may be secured by any mechanic’s or materialmen’s lien against the Building, or any interest therein.

7. Roof Repairs. Licensee acknowledges that Licensor may decide, in its sole discretion, from time to time, to repair or replace the Roof (hereinafter “Roof Repairs”). If Licensor elects to make Roof Repairs, Licensee shall, upon Licensor’s request, temporarily remove the Antenna so that the Roof Repairs may be completed. The cost of removing and reinstalling the Antenna shall be paid by Licensee, at Licensee’s sole cost and expense. Licensor shall not be liable to Licensee for any damages, lost profits or other costs or expenses incurred by Licensee as the result of the Roof Repairs.

8. Removal of the Antenna. On the termination of this Agreement, Licensee shall remove the Antenna and all associated cabling and repair any damages caused thereby, at Licensee’s sole cost and expense. If Licensee does not remove the Antenna on or before the date this Agreement terminates, Licensee hereby authorizes Licensor to remove and dispose of the Antenna and associated cabling, and Licensee shall immediately reimburse Licensor for the costs and expenses it incurs in removing the Antenna and associated cabling and repairing any damages caused thereby. Licensee agrees that Licensor may dispose of the Antenna and any associated cabling, in any manner selected by Licensor.

9. Insurance. The liability and property damage insurance that Licensee is required to obtain by the Lease shall also specifically apply to the Antenna. If Tenant’s insurance policies do not already include full coverage for radio and television antennas, prior to Tenant’s installation of the Antenna, Tenant shall obtain an endorsement to its policies providing full coverage for liability relating to the Antenna.

10. Indemnity and Licensor Liability. Section 19 and 20 of the Lease shall apply to the Antenna as if it is a part of the Premises.

11. Liability Under Lease. Licensee’s liability under the Lease is not contingent or conditioned upon its ability to use the Antenna and Licensee shall continue to be obligated to perform all of its obligations under the Lease if Licensor fails to perform its obligations under this Agreement or for some other reason Licensee is unable to use the Antenna.

12. Transfer of License. This Agreement and the license granted hereunder may not be transferred or assigned by Licensee except in connection with an assignment of the Lease and any other transfer or assignment shall be void.

13. Default by Licensee. If Licensee fails to perform any of its obligations under this Agreement within twenty (20) days after receiving written notice of such failure from Licensor, Licensor shall have the right, in addition to all other rights and remedies it may have under applicable law, to immediately terminate this Agreement. Any default by Licensee under this Agreement shall also constitute a default by Licensee under the Lease.

14. Default by Licensor. Licensor shall not be in default under this Agreement unless Licensor fails to perform obligations required of Licensor within thirty (30) days after written notice by Licensee to Licensor, specifying wherein Licensor has failed to perform such obligation; provided, however, that if the nature of Licensor’s obligation is such that more than thirty (30) days are required for its cure, then Licensor shall not be in default if Licensor commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Licensee hereby waives its right to recover consequential damages (including, but not limited to, lost profits) or punitive damages arising out of a Licensor default.

15. Estoppel Certificate. Licensee shall from time to time upon not less than ten (10) days’ prior written notice from Licensor execute, acknowledge and deliver to Licensor a statement in writing certifying such information as Licensor may reasonably request. The failure of Licensee to deliver such a statement within such time shall constitute a material default of Licensee hereunder and shall result in the immediate termination of this Agreement.

16. General Terms. Time shall be of the essence with respect to Licensee’s obligations hereunder. This Agreement contains the entire agreement between Licensor and Licensee with respect to the Antenna. Subject to the limitations contained in Section 12 above, the obligations of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. All notices Licensor or Licensee desires to give based on this Agreement shall be given at the addresses and in accordance with the requirements of the Lease. This Agreement shall be construed and enforced in accordance with the laws of the state in which the Building is located. This Agreement shall not be recorded. The invalidity of any provision of this Agreement as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof. This Agreement may be modified in writing only, signed by the parties in interest at the time of the modification. No waiver by Licensor or Licensee of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Licensor or Licensee of the same or any other provision. Licensor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Licensor’s consent to or approval of any subsequent act by Licensee. If Licensor or Licensee brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. If Licensee is a corporation, trust, limited liability company, limited liability partnership or general or limited partnership, Licensee, and each individual executing this Agreement on behalf of such entity, represents and warrants that such individual is duly authorized to execute and deliver this Agreement on behalf of said entity, that said entity is duly authorized to enter into this Agreement, and that this Agreement is enforceable against said entity in accordance with its terms. If Licensee is a corporation, trust, limited liability company, limited liability partnership or other partnership, Licensee shall deliver to Licensor upon demand evidence of such authority satisfactory to Licensor. This Agreement shall be interpreted as if it was prepared by both parties and ambiguities shall not be resolved in favor of Licensee because all or a portion of this Agreement was prepared by Licensor.

IN WITNESS WHEREOF, Licensor and Licensee have duly executed this Agreement as of the day and year first above written.

LICENSOR: The Realty Associates Fund VIII, L.P., a Delaware limited partnership

By:	Realty Associates Fund VIII LLC a Massachusetts limited liability company, General Partner

	By:	Realty Associates Advisors LLC, a Delaware limited liability company, Manager

		By:	Realty Associates Advisors Trust, a Massachusetts business trust, Manager

			By:	/s/ SCOTT W. AMLING
Officer

LICENSEE*:

LRAD Corporation,

a Delaware corporation

By:	/s/ THOMAS R. BROWN

Thomas R. Brown
(print name)

Its:	President and Chief Executive Officer
(print title)

By:	/s/ KATHERINE H. McDERMOTT

Katherine H. McDermott
(print name)

Its:	Chief Financial Officer
(print title)

*	If Licensee is a corporation, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. This Agreement must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Agreement.

Exhibit 2 to Addendum to Lease

(Location of Reserved Parking Spaces)